HARRISONVILLE HEIGHTS, L.P.

                       SECOND AMENDED AND RESTATED

                    AGREEMENT OF LIMITED PARTNERSHIP

Dated effective as of January 1, 1998

                      HARRISONVILLE HEIGHTS, L.P.

                         TABLE OF CONTENTS

Page
ARTICLE I -- DEFINED TERMS	1
ARTICLE II -- NAME AND BUSINESS	15
2.1 --	Name; Continuation	15
2.2 --	Office and Resident Agent	15
2.3 --	Purpose	16
2.4 --	Term and Dissolution	16
ARTICLE III -- MORTGAGE, REFINANCING AND DISPOSITION OF PROPERTY	17
ARTICLE IV -- PARTNERS; CAPITAL	17
4.1 --	Capital and Capital Accounts	17
4.2 --	General Partners	18
4.3 --	Investment Limited Partners, Missouri Limited Partner, Special Limited
	Partner, Original Missouri Limited Partner and Original
Limited Partner	18
4.4 --	Liability of the Limited Partners	19
4.5 --	Special Rights of the Investment Limited Partners and the Special Limited
	Partner	19
4.6 --	Meetings	21
ARTICLE V -- CAPITAL CONTRIBUTIONS OF THE SPECIAL LIMITED
PARTNER, THE MISSOURI LIMITED PARTNER AND THE INVESTMENT LIMITED
PARTNERS	21
5.1 --	Payments	21
5.2 --	Return of Capital Contributions	25
ARTICLE VI -- RIGHTS, POWERS AND DUTIES OF GENERAL PARTNERS	27
6.1 --	Authorized Acts	27
6.2 --	Restrictions on Authority	28
6.3 --	Personal Services	29
6.4 --	Business Management and Control; Tax Matters Partner	29
6.5 --	Duties and Obligations	30
6.6 --	Representations and Warranties	32
6.7 --	Liability on the Permanent Mortgage	35
6.8 --	Indemnification of the General Partners	35
6.9 --	Indemnification of the Partnership and the Limited Partners	36
6.10 --	Operating Deficits	37
6.11 --	Obligation to Complete the Construction of the Apartment Complex	38
6.12 --	Certain Payments to the General Partners and Others	39
6.13 --	Delegation of General Partner Authority	40
6.14 --	Additional Right of General Partners and Affiliates to Operate and
        Further Develop Nearby Property	41
ARTICLE VII -- WITHDRAWAL OF A GENERAL PARTNER; NEW GENERAL
PARTNERS	41
7.1 --	Withdrawal	41
7.2 --	Obligation to Continue	42
7.3 --	Withdrawal of All General Partners	42
7.4 --	Interest of General Partner After Permitted Withdrawal	42
ARTICLE VIII -- TRANSFERABILITY OF LIMITED PARTNER INTERESTS	43
8.1 --	ASSIGNMENTS	43
8.2 --	Substituted Limited Partner	44
8.3 --	Restrictions	44
ARTICLE IX -- BORROWINGS	44
ARTICLE X -- PROFITS, LOSSES, TAX CREDITS, DISTRIBUTIONS AND
CAPITAL ACCOUNTS	45
10.1 --	Profits, Losses and Tax Credits	45
10.2 --	Cash Distributions Prior to Dissolution	46
10.3 --	Distributions Upon Dissolution	48
10.4 --	Special Provisions	48
10.5 --	Authority of the General Partners to Vary Allocations to Preserve
        and Protect the Partners' Intent	51
ARTICLE XI -- MANAGEMENT AGENT	52
ARTICLE XII -- BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.
	53
12.1 --	Books and Records	53
12.2 --	Bank Accounts	54
12.3 --	Accountants and Auditors	54
12.4 --	Cost Recovery and Elections	55
12.5 --	Special Basis Adjustments	55
12.6 --	Fiscal Year	55
12.7 --	Information to Partners	55
12.8 --	Expenses of the Partnership	58
ARTICLE XIII -- GENERAL PROVISIONS	59
13.1 --	Restrictions by Reason of Section 708 of the Code	59
13.2 --	Amendments to Certificate	59
13.3 --	Notices	60
13.4 --	Word Meanings	60
13.5 --	Binding Effect	60
13.6 --	Applicable Law	60
13.7 --	Counterparts	60
13.8 --	Financing Regulations	61
13.9 --	Separability of Provisions	61
13.10 -- Paragraph Titles	62
13.11 -- Amendment Procedure	62
13.12 -- Time of Admission	62
SCHEDULE A	65
EXHIBIT A -- LEGAL DESCRIPTION	67

                         HARRISONVILLE HEIGHTS, L.P.

                         SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

Preliminary Statement

	HARRISONVILLE HEIGHTS, L.P. (the "Partnership") was formed as a Missouri limited partnership pursuant to an Agreement of Limited Partnership of the Partnership dated May 15, 1996 (the "Original Agreement") by and between Jeffrey E. Smith Partnerships, L.C., a Missouri limited liability company as general partner and Pat Bess as the original limited partner (the "Original Limited Partner"). In connection therewith, a Certificate of Limited Partnership of the Partnership (the "Original Certificate") was filed with the Office of the Secretary of State of Missouri (the "Filing Office") on May 15, 1996. The Original Agreement was amended pursuant to a First Amendment to Agreement of Limited Partnership dated effective as of July 8, 1996 (the "Amended Agreement"). The Original Agreement, as amended by the Amended Agreement, was amended and restated in its entirety pursuant to an Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 1, 1996 (the "Amended and Restated Agreement") in accordance with which the Original Limited Partner withdrew from the Partnership and each of Boston Capital Corporate Tax Credit Fund V, A Limited Partnership, a Massachusetts limited partnership, BCCC, Inc., a Massachusetts corporation and Jeffrey E. Smith Investment Co., L.C., a Missouri limited liability company (the "Original Missouri Limited Partner") were admitted to the Partnership as Limited Partners. The Amended and Restated Agreement was amended pursuant to a First Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 1, 1997 (the "First Amendment") in accordance with which the Original Missouri Limited Partner withdrew from the Partnership as a Limited Partner and Missouri Affordable Housing Fund VI, L.P., a Missouri limited partnership was admitted to the Partnership as a Limited Partner. Certain capitalized terms used herein shall have the respective meanings specified in Article I.

	In consideration of mutual agreements set forth herein, it is agreed and certified, and the Amended and Restated Agreement as amended by the First Amendment, is hereby amended and restated in its entirety, as follows:

                                ARTICLE I

                              Defined Terms

	The defined terms used in this Agreement shall have the meanings specified below:

	Accountants means Baird, Kurtz & Dobson, of Springfield, Missouri or such other firm of independent certified public accountants as may be engaged by the General Partners with the consent of Boston Capital to prepare the Partnership income tax returns.

	Additional Limited Partner means any holder of an Interest designated as an Additional Limited Partner pursuant to Section
4.5(b) or Section 7.4.

	Affiliate means (A) as to the Investment Limited Partners, the Investment General Partners or Boston Capital, (i) such Person; (ii) each member of the Immediate Family of such Person;
(iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or (ii);
(iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii); or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who is an officer of, director of, partner in or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner or trustee, or with respect to which such Person serves in a similar capacity,
(c) who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of such Person or of which such Person is directly or indirectly the owner of 10% or more of any class of equity securities, (d) who is an officer, director, general partner, trustee or holder of 10% or more of the voting securities or beneficial interests of any Person referred to in the foregoing clauses (v)(a), (v)(b) or (v)(c) or
(e) who, whatever his title, performs functions for such Person or any Affiliate of such Person similar to a Chairman or member of the Board of Directors, or executive officer such as the President, Executive Vice President or Senior Vice President, Corporate Secretary, or Treasurer, or any Person holding a 5% or more equity interest in such Person, or any Person having the power to direct or cause the direction of such Person, whether through the ownership of voting securities, by contract or otherwise; and (B) as to any other named Person or Persons
(i) such Person; (ii) each member of the Immediate Family of such Person; (iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or (ii);
(iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii); or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who owns or controls 10% or more of the outstanding voting securities of such Person, (c) of which 10% or more of the outstanding voting securities is owned by such Person or any of the Persons referred to in the foregoing clauses (i) through
(iii), (d) who is an officer, director, partner or trustee of such Person, or (e) for which such Person acts in the capacity of officer, director, partner or trustee. An Affiliate of the Investment Limited Partners or of the Investment General Partners does not include a Person who is a partner in a partnership or joint venture with the Investment Limited Partners or any other Affiliate of the Investment Limited Partners if such Person is not otherwise an Affiliate of the Investment Limited Partners or the Investment General Partners. For purposes of this definition, the term Affiliate shall not be deemed to include any law firm (or member or associate thereof) providing legal services to the Investment Limited Partners, the Investment General Partners or any Affiliate of either of them.

	Aggregate Cost means the sum of (i) the total Capital Contribution made by the Investment Limited Partners hereunder plus (ii) the proportionate amount of the mortgage loans on, and other debts related to, the Apartment Complex, which proportionate amount is equal to the Investment Limited Partners' initial pro rata interest in the profits, losses, and tax credits of the Partnership. The amount of the Aggregate Cost determined upon payment of the Capital Contribution of the Investment Limited Partners hereunder shall not thereafter be reduced.

	Agreement means this Second Amended and Restated Agreement of Limited Partnership, including Schedule A, as amended from time to time.

	Amended Agreement has the meaning specified in the Preliminary Statement.

	Amended and Restated Agreement has the meaning specified in the Preliminary Statement.

	Annual Partnership Management Fee means the fee payable to the General Partners pursuant to the provisions of
Section 6.12(d).

	Apartment Complex means the real property located in Harrisonville, Cass County, Missouri, as more fully described in the Mortgage and Exhibit A hereto, together with (i) all buildings and other improvements constructed or to be constructed thereon and (ii) all furnishings, equipment and personal property covered by the Mortgage.

	Applicable Federal Rate means the "applicable federal rate" as defined in Section 1274(d) of the Code.

	Applicable Percentage has the meaning given to it in Section
42(b) of the Code.

	Asset Management Fee means the fee payable to BCAMLP or an Affiliate thereof pursuant to Section 6.12(b).

	Auditors means Howe and Associates, P.C. of Columbia, Missouri, or such other firm of independent certified public accountants as may be engaged by the General Partners with the consent of Boston Capital for the purposes of auditing the books and records of the Partnership and certifying financial reports of the Partnership.

	Basic Capital Contribution means, with respect to an Investment Limited Partner, the total value of cash or property contributed and agreed to be contributed to the Partnership by such Investment Limited Partner as set forth in Section 5.1(a).

	BCAMLP means Boston Capital Asset Management Limited
Partnership, a Massachusetts limited partnership, and its successors and assigns.

	Boston Capital means Boston Capital Partners, Inc., a
Massachusetts corporation, and its successors and assigns.

	Breakeven Point means 30 days after the first time at which, as certified by the General Partners, there have been six consecutive full calendar months of Partnership operations occurring after the later to occur of (i) the First Admission
Date or (ii) Permanent Mortgage Commencement, during which the rental income (including government subsidies) of the Partnership actually received on a cash basis (excluding prepaid rent) for each of such six months shall have exceeded all the Partnership's expenses for such month on an accrual basis (including, but not limited to, (a) all operational costs and expenses, (b) all items payable in connection with any Mortgage, and (c) the funding of any reserves required pursuant to the terms of this Agreement), except for depreciation, distributions of Cash Flow and Capital Transaction proceeds to the Partners and the fees payable pursuant to this Agreement. For purposes of the foregoing, expenses shall (i) include monthly payments of principal and interest in the amount specified in the Mortgage regardless of any forbearance thereof, (ii) include a ratable portion of the annual amount (as estimated by the General Partners) of those seasonal expenses (such as utilities and maintenance expenses) which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, and (iii) be adjusted, if necessary, so that the expenses of real estate taxes and insurance are based on the General Partners' estimate of the full value of the Apartment Complex after completion of construction.

	Capital Account shall have the meaning set forth in
Section 4.1(b).

	Capital Contribution means (i) with respect to the Class A Limited Partner, the Basic Capital Contribution of the Class A Limited Partner and the Conditional Capital Contribution,
(ii) with respect to the Class B Limited Partner, the Basic Capital Contribution of the Class B Limited Partner and
(iii) with respect to each other Partner, the total value of cash or property contributed and agreed to be contributed to the Partnership by each Partner, as shown in Schedule A. Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then Partner.

	Capital Transaction means any transaction the proceeds of which are not includable in determining Cash Flow, including, without limitation, the sale or other disposition of all or substantially all of the assets of the Partnership, but excluding the payment of Capital Contributions and the Partnership's receipt of Loan Advance proceeds.

	Carryover Allocation shall mean a valid issuance of an allocation of Tax Credits to the Partnership in an annual amount of not less than $220,672 made pursuant to Section 42(h)(1)(E) of the Code which requires the Apartment Complex to be placed in service by the end of the second succeeding year.

	Carryover Certification means the date upon which the Class A Limited Partner shall have received, in a form and substance satisfactory to the Class A Limited Partner, the Certificate of the Auditors that as of a date no later than December 31, 1996, the Partnership incurred capitalizable costs with respect to the Apartment Complex of at least ten per cent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1998, so that each building in the Apartment Complex constitutes a "qualified building" for the purposes of Section 42(h)(1)(E)(ii) of the Code.

	Cash Flow means the profits or losses of the Partnership from and after the Commencement Date subject to any applicable
Lender requirements and to the following adjustments:

	(a)	Cost recovery deductions of buildings, improvements and
personal property and amortization of any financing fees shall not be deducted;

	(b)	Mortgage amortization shall be deducted;

	(c)	Mortgage interest which is included in determining
profits and losses but which is not currently payable in cash shall be deducted when actually paid;

	(d)	Payments to reserves under Section 6.5(e) shall be
deducted;

	(e)	Any amounts paid for capital expenditures shall be
deducted, unless paid from any replacement reserve or funded through insurance;

	(f)	The proceeds of any Land Mortgage, Construction
Mortgage or Permanent Mortgage refinancing, any sale, exchange, eminent domain taking, damage or destruction (whether insured or uninsured), or other disposition, of all or any part of the Apartment Complex (other than the proceeds of any business or rental interruption insurance) shall not be included;

	(g)	Any rent or interest subsidy payments shall be
included;

	(h)	The fees set forth in Sections 6.12, any interest on
the Construction and Development Fee, and any fee payable in connection with any transaction referred to in clause (f) above shall not be deducted; and

	(i)	Prior to Permanent Mortgage Commencement, an amount
equal to the amount, if any, of net rental income applied to complete the construction of the Apartment Complex pursuant to
Section 6.11 shall be deducted.

	Certificate means the Original Certificate as it may be amended from time to time (including any amendment thereto effected in conjunction with this Agreement).

	Class A Limited Partner means Boston Capital Corporate Tax Credit Fund V, A Limited Partnership, a Massachusetts limited partnership, and any Person or Persons who replaces it as Substituted Limited Partner, but shall not include any Special
Limited Partner or Additional Limited Partner.

	Class A Limited Partner's Actual Credit means, with respect to a particular year, the total amount of Tax Credit properly allocable by the Partnership to the Class A Limited Partner for such year. The Class A Limited Partner's Actual Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Class A Limited Partner is revised after audit or recapture.

	Class A Limited Partner's Credit Recovery Loan has the meaning given to it in Section 5.1(d)(i).

	Class A Limited Partner's Credit Shortfall has the meaning given to it in Section 5.1(d)(i).

	Class A Limited Partner's Projected Credit means $109,144 for 1997, $218,466 per annum for each of the years 1998 through 2006 (inclusive) and $124,394 for 2007; provided, however, that the Class A Limited Partner's Projected Credit for 2007 shall be reduced by the amount, if any, by which the Class A Limited Partner's Actual Credit for 1997 exceeds $109,144 and provided further that upon the occurrence of any of the events described in Section 5.1(e)(i), the Class A Limited Partner's Projected Credit shall thereafter be the Class A Limited Partner's Revised Projected Credit.

	Class A Limited Partner's Reduction Amount has the meaning given to it in Section 5.1(c)(i).

	Class A Limited Partner's Reduction Year has the meaning given to it in Section 5.1(c)(i).

	Class A Limited Partner's Revised Projected Credit has the meaning given to it in Section 5.1(e)(i).

	Class B Limited Partner means Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, specifically Series 27 thereof, and any Person or Persons who replaces it as Substituted
Limited Partner, but shall not include any Special Limited
Partner or Additional Limited Partner.

	Class B Limited Partner's Actual Credit means, with respect to a particular year, the total amount of Tax Credit properly allocable by the Partnership to the Class B Limited Partner for such year. The Class B Limited Partner's Actual Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Class B Limited Partner is revised after audit or recapture.

	Class B Limited Partner's Credit Recovery Loan has the meaning given to it in Section 5.1(d)(ii).

	Class B Limited Partner's Credit Shortfall has the meaning given to it in Section 5.1(d)(ii).

	Class B Limited Partner's Projected Credit means $35,005 per annum for each of the years 1998 through 2006 (inclusive) and $19,932 for 2007; provided, however, that upon the occurrence of any of the events described in Section 5.1(e)(ii), the Class B Limited Partner's Projected Credit shall thereafter be the Class
B Limited Partner's Revised Projected Credit.

	Class B Limited Partner's Reduction Amount has the meaning given to it in Section 5.1(c)(ii).

	Class B Limited Partner's Reduction Year has the meaning given to it in Section 5.1(c)(ii).

	Class B Limited Partner's Revised Projected Credit has the meaning given to it in Section 5.1(e)(ii).

	Class Contribution means the aggregate Capital Contributions of all members of a particular class of Partners (i.e., the General Partners, the Investment Limited Partners, the Missouri
Limited Partner, the Special Limited Partner or any Additional
Limited Partner).

	Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent and temporary) issued thereunder. References herein to any Code section shall include any successor provisions.

	Commencement Date means the first day of the month in which the First Admission Date or the Second Admission occurs.

	Competitive Real Estate Commission means that real estate or brokerage commission paid for the purchase or sale of the Apartment Complex or other Partnership property which is reasonable, customary and competitive in light of the size, type and location of the Apartment Complex or other property.

	Completion Date means the date upon which the Apartment Complex has been completed as evidenced by the issuance by the inspecting architect and by each governmental agency having jurisdiction of certificates of substantial completion or occupancy (or local equivalents) with respect to all 48 apartment units in the Apartment Complex.

	Compliance Period means with respect to each building in the Apartment Complex, the period of fifteen (15) taxable years beginning with the first taxable year of the Credit Period, as more particularly defined in Section 42(i) of the Code.

	Conditional Capital Contribution means, with respect to the Class A Limited Partner, any amounts which said Limited Partner has agreed to contribute to the Partnership pursuant to Section
6.12(e).

	Consent of the Investment Limited Partners means the prior written consent or approval of the Investment Limited Partners.

	Construction and Development Fee means the fee described in
Section 6.12(a).

	Construction Lender means Boone County National Bank or such other lender approved in writing by the Special Limited
Partner in its capacity as holder of the Construction Mortgage, or its successors or assigns in such capacity.

	Construction Mortgage means the financing for the construction of the Apartment Complex which may be provided by the Construction Lender upon such terms which are approved in writing by the Special Limited Partner.

	Controlling Person has the meaning given to it in the context of Section 15 of the Securities Act of 1933, as amended.

	Cost Certification means the date upon which the Class A Limited Partner shall have received the written certification of the Auditors, in a form and in a substance satisfactory to Boston Capital, as to the itemized amounts of the construction and development costs of the Apartment Complex and the Eligible Basis and Applicable Percentage pertaining to each building in the Apartment Complex.

	Credit Period has the meaning given to it in Section
42(f)(1) of the Code.

	Credit Recovery Loan means the Class A Limited Partner's Credit Recovery Loan and the Class B Limited Partner's Credit Loan, each being a constructive interest-bearing advance of an Investment Limited Partner, as more fully described in
Section 5.1(d)(i) and (ii). Credit Recovery Loans and interest thereon shall not be treated as loans or interest, respectively, for accounting, tax or liability purposes or for purposes of
Section 6.2(a)(1). For the purposes of Article X, the term Credit Recovery Loan shall not include any portion of such an advance which shall have theretofore been paid to an Investment Limited Partner.

	Disposition (including the forms Dispose and Disposing) means, as to a Limited Partner, the assignment, sale, transfer, exchange or other disposition of all or any part of its Interest.

	Economic Risk of Loss has the meaning set forth in Treasury Regulation Section 1.752-2.

	89-12 Requirements means the requirements set forth in Internal Revenue Procedure 89-12 which are prerequisites to the issuance, assuming that each General Partner is a corporation, by the Service of an advance ruling that the Partnership will be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes.

	Eligible Basis has the meaning given to it in Section 42(d) of the Code.

	Entity means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.

	Event of Bankruptcy means with respect to any Person,

	(i)	the entry of a decree or order for relief by a court
having jurisdiction in respect of such Person or in respect of any Controlling Person of such Person in a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or of any Controlling Person of such Person or for any substantial part of such Person's property or the Property of any Controlling Person of such Person, or the issuance of an order for the winding-up or liquidation of such Person's affairs or the affairs of any Controlling Person of such Person and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, or

	(ii)	the commencement by such Person or by any Controlling
Person of such Person of a proceeding seeking any decree, order or appointment referred to in clause (i), the consent by such Person or by any Controlling Person of such Person to any such decree, order or the appointment, or taking of any action by such Person or by any Controlling Person of such Person in furtherance of any of the foregoing.

	Filing Office has the meaning specified in the Preliminary
Statement.

	Firm State Reservation means the Firm Tax Credit Reservation letter from the authorized agency of the State dated September
27, 1996 which reserves until November 1, 1996 Tax Credit for the buildings constituting the Apartment Complex in an annual dollar amount of not less than $220,672.

	First Admission Date means October 1, 1996 with respect to each of the Class A Limited Partner, the Special Limited Partner and the Missouri Limited Partner, or if pursuant to the Uniform Act, each such Limited Partner shall not be deemed admitted to the Partnership on such date, then the next date thereafter on which each such Limited Partner shall be deemed to have been admitted to the Partnership under the Uniform Act.

	First Amendment has the meaning specified in the Preliminary
Statement.

	FmHA means Rural Housing Service (formerly known as the
Farmers Home Administration and Community Development Service, a rural credit agency of the United States Department of Agriculture).

	General Partners means the Persons designated as General Partners in Schedule A and any Persons who become General Partners as provided herein, in their capacities as General Partners of the Partnership. At any and all times where there is only one General Partner, the term General Partners shall mean such sole General Partner.

	Hazardous Material has the collective meanings given to the terms "hazardous material", "hazardous substances" and "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and to the term "radioactive materials" in the context of the Atomic Energy Act, 28 U.S.C. Sec. 2344, and also includes any meanings given to such terms in any similar state or local statutes, ordinances, regulations or by-laws. In addition, the term Hazardous Material also includes oil and any other substance known to be hazardous.

	HOME Minimum Set-Aside Test means the HOME set-aside test which requires that (i) at least 40% of the units (20 units) in the Apartment Complex be occupied by individuals with incomes equal to 50% or less of area median income, as adjusted for family size and (ii) the remaining 60% of the units (28 units) in the Apartment Complex be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.

	HOME Program means the HOME Investment Partnership Program established under The Cranston-Gonzalez National Affordable
Housing Act of 1990.

	HUD means the United States Department of Housing and Urban
Development.

	Installment means the installments of the Investment Limited Partners' Capital Contribution paid or payable to the Partnership pursuant to Section 5.1.

	Immediate Family means with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law and grandchildren-in-law.

	Interest means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled hereunder and the obligation of such Partner to comply with the terms of this Agreement.

	Invested Amount means (i) as to the Class A Limited Partner, an amount equal to (a) the sum of the paid-in Capital
Contribution of the Class A Limited Partner, divided by (b)
66.10%, (ii) as to the Class B Limited Partner, an amount equal to (a) the sum of the paid-in Capital Contribution of the Class B
Limited Partner divided by (b) 73% and (iii) as to any other
Partner, an amount equal to its paid-in Capital Contribution.

	Investment General Partners means (i) as to the Class A Limited Partner, BCCTC Associates V Limited Partnership, a Massachusetts limited partnership, in its capacity as the general partner of the Class A Limited Partner, and (ii) as to the Class B Limited Partner, Boston Capital Associates IV L.P., a Delaware limited partnership, in its capacity as the general partner of the Class B Limited Partner, and any other Person who may become a successor or additional general partner of either of the Investment Limited Partners.

	Investment Limited Partners means the Class A Limited
Partner and the Class B Limited Partner.

	Investment Partnership Agreements means the Amended and
Restated Agreement of Limited Partnership of each of the Investment Limited Partners, as amended from time to time.

	Land Lender means Boone County National Bank in its capacity as the holder of the Land Mortgage, or its successors and assigns in such capacity.

	Land Mortgage means the financing provided by the Land
Lender in the principal amount of $102,637.12 which was utilized by the Partnership for the acquisition of the real property on which the Apartment Complex is being developed.

	Lender means the Construction Lender, the Land Lender and
MHDC, each in its capacity as maker of a Mortgage loan, or its successors and assigns in such capacity.

	Limited Partners means the Investment Limited Partners, the Missouri Limited Partner, the Special Limited Partner and any
Additional Limited Partner.

	LLC means a limited liability company.

	Loan Advance means the $1,042,079 advanced to the Partnership by the Class A Limited Partner pursuant to the Promissory Note of the Partnership dated July 8, 1996.

	Management Agent means the management and rental agent for the Apartment Complex.

	Management Agreement means the agreement between the Partnership and the Management Agent providing for the management of the Apartment Complex.

	Management Fee means the Management Fee to which reference is made in Article XI.A.

	Management Incentive Agreement means the Second Amended and Restated Management Incentive Agreement dated effective as of January 1, 1997 entered into between the Partnership and the Management Agent in accordance with which the Management Agent may earn the Management Incentive Fee.

	Management Incentive Fee means the fee described in Section
6.12(e).

	MHDC means the Missouri Housing Development Commission, a public body corporate and politic organized and existing under the laws of the State of Missouri.

	Minimum Set-Aside Test means the set aside test selected by the Partnership pursuant to Section 42(g) of the Code whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.

	Missouri Limited Partner means Missouri Affordable Housing Fund VI, L.P., a Missouri limited partnership.

	Missouri Low-Income Housing Tax Credit means the Missouri tax credits which may be allocated by the State to the Partnership pursuant to Section 135.350 RSMo.

	Mortgage means the mortgage indebtedness of the Partnership to the Construction Lender, the Land Lender and MHDC; where the context admits, Mortgage shall mean and include the mortgage note(s) evidencing such indebtedness, the mortgage(s) or deed(s) of trust and security agreement(s) securing such indebtedness, the loan agreement(s) and all other documentation related thereto which evidence and secure such indebtedness, including any MHDC documentation related thereto.

	Original Agreement has the meaning specified in the Preliminary Statement.

	Original Certificate has the meaning specified in the Preliminary Statement.

	Original Limited Partner has the meaning specified in the Preliminary Statement.

	Original Missouri Limited Partner has the meaning specified in the Preliminary Statement.

	Partner means any General Partner or Limited Partner.

	Partner Non-Recourse Debt means any Partnership liability
(a) that is considered non-recourse under Treasury Regulation
Section 1.1001-2 or for which the creditor's right to repayment is limited to one or more assets of the Partnership and (b) for which any Partner or Related Person bears the Economic Risk of Loss.

	Partner Non-Recourse Debt Minimum Gain means the amount of partner nonrecourse debt minimum gain and the net increase or decrease in partner nonrecourse debt minimum gain determined in a manner consistent with Treasury Regulation Sections 1.704-2(d) and 1.704-2(g)(3) and 1.704-2(k).

	Partnership means the limited partnership continued pursuant to this Agreement.

	Partnership Minimum Gain means the amount determined by computing, with respect to each Partnership Non-Recourse Liability, the amount of gain, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction of such liability, and by then aggregating the amounts so computed. Such computations shall be made in a manner consistent with Treasury Regulation Sections 1.704-2(d) and (k).

	Partnership Non-Recourse Liability means any Partnership liability (or portion thereof) for which no Partner or Related
Person bears the Economic Risk of Loss.

	Permanent Mortgage means the permanent financing to be provided under the HOME Program by MHDC for the Apartment Complex following the completion thereof in the initial principal amount of $1,424,000.

	Permanent Mortgage Commencement means the first date on which all of the following shall have occurred: (a) the Completion Date; (b) the principal amount and maturity date of the Permanent Mortgage shall have been finally determined; and
(c) amortization of the Permanent Mortgage shall have commenced.

	Person means any individual or Entity.

	Project Documents means and includes the Land Mortgage, the Construction Mortgage, the Permanent Mortgage, the Management Agreement, the Management Incentive Agreement, all other instruments delivered to (or required by) the Land Lender, the Construction Lender and/or MHDC and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

	Projected Credit means the Class A Limited Partner's
Projected Credit and the Class B Limited Partner's Projected
Credit.

	Prospectus means the prospectus contained in the registration statement (File No. 33-70564) filed with the Securities and Exchange Commission on behalf of the Class B Limited Partner for the registration of beneficial assignee certificates and/or limited partnership interests under the Securities Act of 1933, as amended, in the final form in which said prospectus is filed with said Commission and as thereafter amended and/or supplemented from time to time pursuant to Rule 424 under said Act, or otherwise.

	Qualified Basis has the meaning given to it in Section 42(c) of the Code.

	Qualified Income Offset Item means (1) an allocation of loss or deduction that, as of the end of each year, reasonably is expected to be made (a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership, (b) pursuant to
Section 706(d) of the Code as the result of a change in any Partner's Interest, or (c) pursuant to Regulation Section 1.751-1(b)(2)(ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.

	Related Person means a Person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b).

	Rent Restriction Test means the test pursuant to Section 42 of the Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex may not exceed 30% of the qualifying income levels.

	Sales Preparation Fee has the meaning specified in
Section 6.12(c).

	Schedule A means Schedule A to this Agreement, as amended from time to time.

	Second Admission Date means with respect to the Class B
Limited Partner, January 1, 1997.

	Service means the Internal Revenue Service.

	Site has the meaning given to it in the Federal
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

	Special Limited Partner means BCCC, Inc., a Massachusetts corporation, and any Person who becomes a Special Limited Partner as provided herein, in its capacity as a special limited partner of the Partnership.

	State means the State of Missouri.

	State Designation (1996) means the date upon which the Partnership receives the allocation by the authorized agency of the State of a Tax Credit for the buildings constituting the Apartment Complex in an annual dollar amount of not less than $220,672 as evidenced by the execution by or on behalf of such agency of Forms 8609. For the purposes of determining State Designation (1996), each building in the Apartment Complex shall be treated as having received an allocation of Tax Credit in an amount equal to the lesser of (i) the amount of Tax Credit carryover allocation received from the authorized agency of the State as to such building or (ii) the amount of Tax Credit set forth on the Form 8609 as to such building.

	State Designation (1997) means the date upon which the Partnership receives the allocation by the authorized agency of the State of a Tax Credit for the buildings constituting the Apartment Complex in an annual dollar amount of not less than $35,359 as evidenced by the execution by or on behalf of such agency of Forms 8609. For the purposes of determining State Designation (1997), each building in the Apartment Complex shall be treated as having received an allocation of Tax Credit in an amount equal to the lesser of (i) the amount of Tax Credit carryover allocation received from the authorized agency of the State as to such building or (ii) the amount of Tax Credit set forth on the Form 8609 as to such building.

	Subordinated Loan means any loan made by the General
Partners to the Partnership pursuant to Section 6.10.

	Substituted Limited Partner means any Person who is admitted to the Partnership as Limited Partner under Section 8.2 or acquires the Interest of an Investment Limited Partner pursuant to Section 5.2.

	Tax Accountants means Reznick, Fedder & Silverman of
Bethesda, Maryland or such other firms of independent certified public accountants as may be engaged by Boston Capital to review the Partnership income tax returns.

	Tax Credit means the low-income housing tax credit pursuant to Section 42 of the Code.

	Title Commitment means the title insurance commitment number 41499 issued to the Partnership by Commonwealth Land Title
Insurance Company on September 20, 1996 at 8:00 a.m.

	Title Policy means the owner's title insurance policy to be issued to the Partnership by Commonwealth Land Title Insurance Company or such other title insurance company acceptable to the Class A Investment Limited Partner pursuant to the Title Commitment, which policy will, among other things, update the title to the Apartment Complex through at least Permanent
Mortgage Commencement, provide for insurance in an amount equal to at least $3,021,103 and evidence the Partnership's ownership of the Apartment Complex subject only to such exclusions, exceptions and stipulations, as shall be acceptable to the Class A Limited Partner, in its sole discretion.

	Uniform Act means the Revised Missouri Uniform Limited
Partnership Act as adopted by the State.

	Vessel has the meaning given to it in the Federal
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

	Withdrawal (including the forms Withdraw, Withdrawing and Withdrawn) means, as to a General Partner, the occurrence of death, adjudication of insanity or incompetence, Event of Bankruptcy, dissolution, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement. Withdrawal shall also mean the sale, assignment, transfer or encumbrance by a General Partner of its interest as a General Partner. A General Partner which is a corporation or partnership shall be deemed to have sold, assigned, transferred or encumbered its interest as a General Partner in the event (as a result of one or more transactions) of any sale, assignment or other transfer (but specifically excluding any transfer occurring pursuant to the laws of descent and distribution) or encumbrance of a controlling interest in a corporate General Partner or of a general partner interest in a General Partner which is a partnership. For purposes of this definition of Withdrawal, "controlling interest" shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                             ARTICLE II

                          Name and Business

	2.1	Name; Continuation

	The name of the Partnership is Harrisonville Heights, L.P. The Partners agree to continue the Partnership which was formed pursuant to the provisions of the Uniform Act.

	2.2	Office and Resident Agent

	(a)	The principal office of the Partnership is 11000 South
Airport Drive, Building No. 1, South Wing, P.O. Box 7688,
Columbia, Missouri 65205, at which office there shall be maintained those records required by the Uniform Act to be kept by the Partnership. The Partnership may have such other or additional offices as the General Partners shall deem desirable.
The General Partners may at any time change the location of the principal office and shall give due notice thereof to the Limited
Partners.

	(b)	The resident agent in the State for the Partnership for
service of process is as follows:

Leslie K. Sha, Attorney At Law
Law Offices of Craig A. Van Matre, P.C.
1103 East Broadway, Suite 101
P.O. Box 1017
Columbia, Missouri  65205

	2.3	Purpose

	The purpose of the Partnership is to acquire, hold, invest in, construct, develop, improve, maintain, operate, lease and otherwise deal with the Apartment Complex. The Partnership shall operate the Apartment Complex in accordance with any applicable MHDC regulations and requirements of MHDC. The Partnership shall not engage in any other business or activity.

	2.4	Term and Dissolution

	The Partnership shall continue in full force and effect until December 31, 2056, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon:

	(a)	The sale or other disposition of all or substantially
all of the assets of the Partnership;

	(b)	A General Partner dying, being adjudicated bankrupt,
insane or incompetent, (if a corporation or partnership) being dissolved or liquidated, or voluntarily or involuntarily withdrawing from the Partnership for any reason, including an inability to continue serving as a General Partner by law or pursuant to the terms of this Agreement, if (i) the remaining General Partner(s), if any, shall fail to continue the business of the Partnership and reconstitute the Partnership as a successor limited partnership as provided in Section 7.2 and
(ii) the Investment Limited Partners shall fail to exercise the right provided in Section 7.3;

	(c)	The election to dissolve the Partnership made in
writing by the General Partners with the Consent of the Investment Limited Partners and the approval (if required) of MHDC;

	(d)	The entry of a final decree of dissolution of the
Partnership by a court of competent jurisdiction; or

	(e)	Any other event which causes the dissolution of the
Partnership under the Uniform Act if the Partnership is not reconstituted pursuant to Section 7.2 or Section 7.3.

	Upon dissolution of the Partnership, the General Partners (or for purposes of this paragraph, their trustees, receivers or successors) shall cause the cancellation of the Certificate, liquidate the Partnership assets and apply and distribute the proceeds thereof in accordance with Section 10.3. Notwith-standing the foregoing, if, during liquidation, the General Partners shall determine that an immediate sale of part or all of the Partnership's assets would be impermissible, impractical or cause undue loss to the Partners, the General Partners may defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations (other than Subordinated Loans).

                           ARTICLE III

Mortgage, Refinancing and Disposition of Property

	A.	The General Partners and their Affiliates, jointly and
severally, are hereby authorized to incur personal liability for the repayment of funds advanced by the Land Lender and the Construction Lender (and interest thereon) pursuant to the Land Mortgage and Construction Mortgage, respectively. However, from and after Permanent Mortgage Commencement, neither any General
Partner nor any Related Person shall at any time bear, nor shall the General Partners permit any other Partner or any Related
Person to bear, the Economic Risk of Loss for the payment of any portion of any Mortgage.

	B.	The Partnership may decrease, increase or refinance the
Permanent Mortgage and may make any required transfer or conveyance of Partnership assets for security or mortgage purposes, provided, however, any such decrease (except through the forty (40)-year amortization schedule anticipated at Permanent Mortgage Commencement), increase or refinancing of the Permanent Mortgage may be made by the General Partners only with the Consent of the Investment Limited Partners, which consent may not be unreasonably withheld.

	C.	The Partnership may sell, lease, exchange or otherwise
transfer or convey all or substantially all the assets of the Partnership only with the Consent of the Investment Limited
Partners. Notwithstanding the foregoing and except as set forth in Section 6.2(a)(6), no Consent of the Investment Limited
Partners shall be required for the leasing of apartments to tenants in the normal course of operations or the leasing of all or substantially all the apartments to a public housing authority at rents satisfactory to MHDC as expressed in writing.

                                 ARTICLE IV

                            Partners; Capital

	4.1	Capital and Capital Accounts

	(a)	The Capital Contribution of each Partner is as set
forth on Schedule A. No interest shall be paid on any Capital Contribution. No Partner shall have the right to withdraw its Capital Contribution or to demand and receive property of the Partnership in return for its Capital Contribution, except as may be specifically provided in this Agreement or required by law.

	(b)	An individual Capital Account shall be established and
maintained on behalf of each Partner, including any additional or substituted Partner who shall hereafter receive an interest in the Partnership. In accordance with Treasury Regulation
Section 1.704-1(b), the Capital Account of each Partner shall consist of (i) the amount of cash such Partner has contributed to the Partnership plus (ii) the fair market value of any property such Partner has contributed to the Partnership net of any liabilities assumed by the Partnership or to which such property is subject plus (iii) the amount of profits or income (including tax-exempt income) allocated to such Partner less (iv) the amount of losses and deductions allocated to such Partner less (v) the amount of all cash distributed to such Partner less (vi) the fair market value of any property distributed to such Partner net of any liabilities assumed by such Partner or to which such property is subject less (vii) such Partner's share of any other expenditures which are not deductible by the Partnership for federal income tax purposes or which are not allowable as additions to the basis of Partnership property and shall be
(viii) subject to such other adjustments as may be required under the Code. The Capital Account of a Partner shall not be affected by any adjustments to basis made pursuant to Section 743 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to Section 734 of the Code.

	The original Capital Account established for any Substituted Partner (as hereinafter defined) shall be in the same amount as, and shall replace, the Capital Account of the Partner which such Substituted Partner succeeds, and, for the purposes of this Agreement, such Substituted Partner shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such Substituted Partner succeeds. The term "Substituted Partner," as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the allocations and distributions of the Partnership by reason of such Person succeeding to all or any part of the Interest of a Partner by assignment of all or any part of a Partner's Interest.
To the extent a Substituted Partner receives less than 100% of the Interest of a Partner he succeeds, the original Capital
Account of such transferee Substituted Partner and his Capital Contribution shall be in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferee receives, and the Capital Account of the transferor Partner who retains a portion of his former Interest and his Capital Contribution shall continue, and not be replaced, in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferor Partner retains.
Nothing in this Section 4.1(b) shall affect the limitations on transferability of Interests set forth in Article VII or
Article VIII.

	4.2	General Partners

	The name, address and Capital Contribution of each General Partner is as set forth on Schedule A.

4.3	Investment Limited Partners, Missouri Limited Partner,
Special Limited Partner, Original Missouri Limited
Partner and Original Limited Partner

	The Original Limited Partner withdrew as a limited partner of the Partnership and the Class A Limited Partner, the Original Missouri Limited Partner and the Special Limited Partner were admitted to the Partnership pursuant to the Amended and Restated Agreement. The Original Missouri Limited Partner withdrew as a limited partner of the Partnership and the Missouri Limited Partner was admitted as a limited partner of the Partnership pursuant to the First Amendment. The Class B Limited Partner is hereby admitted as an additional Limited Partner of the Partnership as of the effective date hereof and agrees to be bound by the terms and provisions of the Project Documents and this Agreement. The names and addresses of the Investment
Limited Partners, the Missouri Limited Partner and the Special Limited Partner are as set forth on Schedule A. The General Partners shall have no authority to admit additional Limited Partners without the Consent of the Investment Limited Partners.

	4.4	Liability of the Limited Partners

	None of the Investment Limited Partners, the Missouri Limited Partner, the Special Limited Partner and any Person who becomes an Additional Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership and shall only be liable to pay their respective Capital Contributions as and when the same are due hereunder and under the Uniform Act.

	4.5	Special Rights of the Investment Limited Partners and
the Special Limited Partner

	(a)	Notwithstanding any other provision herein, to the
extent the law of the State is not inconsistent, each of the Investment Limited Partners and the Special Limited Partner shall have the right, subject to the prior written consent of MHDC (if such consent is required) to:

	(i)	amend this Agreement in any particular; provided,
however, that no amendment which would materially adversely effect the vested rights of the General Partners may be adopted without the consent of the General Partners;

	(ii)	dissolve the Partnership; provided, however, that no
dissolution which would materially adversely effect the vested rights of the General Partners may be effected without the consent of the General Partners;

	(iii)	remove and replace any General Partner and elect a
new General Partner (A) on the basis of the performance and discharge of such General Partner's obligations constituting fraud, bad faith, negligence, misconduct or breach of fiduciary duty, or (B) upon the occurrence of any of the following which would result in or is likely to result in a material detriment to or an impairment of the Apartment Complex, the Partnership or assets of the Partnership: (1) such General Partner shall have violated any provisions of any Project Document or other document required in connection with any Mortgage, or any provisions of any MHDC regulations applicable to the Apartment Complex;
(2) such General Partner shall have violated any provision of this Agreement or violated any provision of applicable law;
(3) any Mortgage shall have gone into default; or (4) such General Partner shall have conducted its own affairs or the affairs of the Partnership in such a manner as would (a) cause the termination of the Partnership for federal income tax purposes or (b) cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation; provided, however, that any dispute between the Investment
Limited Partners and/or the Special Limited Partner and such General Partner regarding removal under this Section 4.5(a)(iii) shall be settled by arbitration in accordance with the arbitration rules of the American Arbitration Association then in effect in Boston, Massachusetts;

	(iv)	continue the business of the Partnership with a
substitute General Partner; and

	(v)	approve or disapprove the sale of all or substantially
all of the assets of the Partnership.

	(b)	Upon the removal of a General Partner, (i) without any
further action by any Partner, the Special Limited Partner or its designee shall automatically become a General Partner and acquire in consideration of a cash payment of $100 such portion of the Interest of the removed General Partner as counsel to the Investment Limited Partners shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Uniform Act, (ii) the remaining portion of the economic Interest of the removed General Partner shall automatically be converted to an equal economic Interest as an Additional Limited Partner,
(iii) the economic Interest of the Special Limited Partner as the Special Limited Partner shall continue unaffected by the new status of the Special Limited Partner or its designee as a General Partner, and (iv) the new General Partner shall automatically be irrevocably delegated all of the powers and duties of the General Partners pursuant to Section 6.13. The
Special Limited Partner or any successor General Partner proposed by the Special Limited Partner shall have the option, exercisable in its sole discretion, to acquire the remainder of the Additional Limited Partner Interest, or any portion thereof, of any removed General Partner upon payment of the agreed or then present fair market value of such Interest or portion thereof, which value shall include the value attributable to the ability of a General Partner to select the Management Agent. Any dispute as to such value shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner or the Investment Limited Partners, as the case may be, and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be born equally by the removed General Partner and the Partnership. The method of payment to the removed General Partner shall be fair;
and must protect the solvency and liquidity of the Partnership.
The method of payment will be deemed presumptively fair where it provides for an interest-bearing promissory note coming due in no less than five (5) years with equal installments each year. In addition, upon removal, the Partnership must promptly pay to the removed General Partner all amounts then accrued and owing to the removed General Partner; provided, however, that notwithstanding the language of Section 6.12, Article X, Article XI and any other provision hereof, no removed General Partner shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than (i) the above-described payment for the Interest, or portion thereof, of the removed General Partner, and
(ii) any such fee, compensation or other remuneration which had already been earned in full prior to the date of such removal.
The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner in a manner inconsistent with the immediately preceding sentence unless the prior written consent of the Special Limited Partner shall have been obtained to such particular arrangement. The Partnership may offset against any payments to a General Partner so removed under this Section 4.5 any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable as a general partner for any obligations of the Partnership after the effective date of its removal. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of such General Partner as the Special
Limited Partner may deem to be necessary or appropriate in order to effect the provisions of this Section 4.5 and to enable the new General Partner to manage the business of the Partnership.

	4.6	Meetings

	The General Partners or Limited Partners holding more than 10% of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matters for which the Limited Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Limited Partner or his representative at his cost. Upon receipt of a written request either in person or by certified mail stating the purpose(s) of the meeting, the General Partners shall provide all Limited Partners within ten (10) days after receipt of said request, written notice (either in person or by certified mail) of a meeting and the purpose of such meeting to be held on a date not less then fifteen (15) nor more than sixty (60) days after receipt of said request, at a time convenient to the Limited Partners. All meetings shall be held at the principal office of the Partnership.

                              ARTICLE V

Capital Contributions of the Special Limited Partner, the
Missouri Limited Partner and the Investment Limited Partners

	5.1	Payments

	(a)	The Special Limited Partner's Capital Contribution of
$10 was paid in full in cash on the First Admission Date. The Missouri Limited Partner made a Capital Contribution of $5.00 to the Partnership on the First Admission Date and the balance of its Capital Contribution in the amount of $220,667 has been or will be paid to the Partnership on or prior to Permanent Mortgage Commencement. The Class A Limited Partner has or will make a
Basic Capital Contribution of $1,257,866 (equal to approximately
58% of the Class A Limited Partner's Projected Credit as of the
First Admission Date) and the Class B Limited Partner has or will make a Basic Capital Contribution of $185,529 (equal to approximately 55% of the Class B Limited Partner's Projected
Credit as of the Second Admission Date) which has been or will be paid to the Partnership in four (4) installments (the
"Installments") as follows:

			(1)	$1,121,588 (the "First Installment") by the
Class A Limited Partner upon the First Admission Date;

			(2)	$36,278 (the "Second Installment") by the
Class A Limited Partner upon the latest of (i) Completion Date,
(ii) Cost Certification, (iii) Permanent Mortgage Commencement,
(iv) State Designation (1996) or (v) payment of the First
Installment;

			(3)	$100,000 (the "Third Installment") by the
Class A Limited Partner upon the later of (i) the date upon which all parties hereto shall have executed this Agreement or
(ii) payment of the Second Installment; and

			(4)	$185,529 (the "Fourth Installment") by the
Class B Limited Partner upon the latest of (i) State Designation
(1997), (ii) the date upon which all parties hereto shall have executed this Agreement, or (iii) payment of the Third
Installment.

		A portion of the First Installment equal to $1,042,079 was utilized by the Partnership to repay the entire Loan Advance.

	(b)	Acceptance by the Partnership of an Installment shall
constitute a confirmation that, as of the date of payment, all conditions set forth in Section 5.1(a) have been achieved. The obligation of the Class A Limited Partner to pay the First Installment is also conditioned upon delivery by the General
Partners to the Class A Limited Partner of a legal opinion of independent Missouri counsel to the Partnership, which opinion must be satisfactory to the Class A Limited Partner both as to form and as to counsel. The obligation of the Class A Limited Partner to pay the Second Installment is also conditioned upon delivery by the General Partners to the Class A Limited Partner of the Title Policy. The obligation of the Class B Limited
Partner to pay the Fourth Installment is also conditioned upon delivery by the General Partners to the Class B Limited Partner of a legal opinion of independent Missouri counsel to the Partnership, which opinion must be satisfactory to the Class B Limited Partner both as to form and as to counsel.

	(c)(i)	If with respect to any year all or a portion of
which occurs during the 60-month period commencing on the First Admission Date (a "Class A Limited Partner's Reduction Year") the Class A Limited Partner's Actual Credit is or was less than the Class A Limited Partner's Projected Credit, then the Capital Contribution of the Class A Limited Partner shall be reduced by the Class A Limited Partner's Reduction Amount. The Class A Limited Partner's Reduction Amount shall be equal to the excess of the Class A Limited Partner's Projected Credit for such year over the Class A Limited Partner's Actual Credit for such year multiplied by a fraction the numerator of which is the total Capital Contribution of the Class A Limited Partner and the denominator of which is the total aggregate amount of the Class A Limited Partner's Projected Credit. The Accountants shall make their determination of the amount of the Class A Limited Partner's Actual Credit with respect to each Class A Limited Partner's Reduction Year within 30 days following the end of such year. The Capital Contribution of the Class A Limited Partner shall be subject to reduction as hereinabove described with respect to each Class A Limited Partner's Reduction Year. Any Class A Limited Partner's Reduction Amount shall, at the option of the Class A Limited Partner, either (i) be applied to the Second Installment or Third Installment if not yet paid by the Class A Limited Partner, provided that if the Class A Limited Partner's Reduction Amount shall exceed the amount of the Second Installment and the Third Installment, then the entire Class A Limited Partner's Reduction Amount or the balance of the Class A Limited Partner's Reduction Amount, as the case may be, shall be paid by the General Partners to the Class A Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event or (ii) be paid in its entirety by the General Partners to the Class A Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event.

	(c)(ii)	If with respect to any year all or a portion of
which occurs during the 60-month period commencing on the Second Admission Date (a "Class B Limited Partner's Reduction Year") the Class B Limited Partner's Actual Credit is or was less than the Class B Limited Partner's Projected Credit, then the Capital Contribution of the Class B Limited Partner shall be reduced by the Class B Limited Partner's Reduction Amount. The Class B Limited Partner's Reduction Amount shall be equal to the excess of the Class B Limited Partner's Projected Credit for such year over the Class B Limited Partner's Actual Credit for such year multiplied by a fraction the numerator of which is the total Capital Contribution of the Class B Limited Partner and the denominator of which is the total aggregate amount of the Class B Limited Partner's Projected Credit. The Accountants shall make their determination of the amount of the Class B Limited Partner's Actual Credit with respect to each Class B Limited Partner's Reduction Year within 30 days following the end of such year. The Capital Contribution of the Class B Limited Partner shall be subject to reduction as hereinabove described with respect to each Class B Limited Partner's Reduction Year. Any Class B Limited Partner's Reduction Amount shall be paid in its entirety by the General Partners to the Class B Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event.

	(d)(i)	In the event that, for any reason, at any time
after the end of the year during which the 60-month anniversary of the First Admission Date occurs, the amount of the Class A Limited Partner's Actual Credit shall be less than the Class A Limited Partner's Projected Credit with respect to any fiscal year of the Partnership (such difference being hereinafter referred to as a "Class A Limited Partner's Credit Shortfall"), the Class A Limited Partner shall be treated as having made a constructive advance to the Partnership with respect to such year (a "Class A Limited Partner's Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such year in an amount equal to the sum of (i) the Class A Limited Partner's Credit Shortfall for such year plus (ii) the amount of any recapture, interest or penalty payable by the limited partners of the Class A Limited Partner (assuming the pass-through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Class A Limited Partner's Credit Shortfall for such year. Class A Limited Partner's Credit Recovery Loans shall be deemed to bear simple (not compounded) interest from the respective dates on which such principal advances shall have been deemed to have been made under this Section 5.1(d)(i) at 7% per annum. Class A Limited Partner's Credit Recovery Loans shall be repayable by the Partnership as provided in Section 10.2(b), Clause Second.

	(d)(ii)	In the event that, for any reason, at any time
after the end of the year during which the 60-month anniversary of the Second Admission Date occurs, the amount of the Class B Limited Partner's Actual Credit shall be less than the Class B Limited Partner's Projected Credit with respect to any fiscal year of the Partnership (such difference being hereinafter referred to as a "Class B Limited Partner's Credit Shortfall"), the Class B Limited Partner shall be treated as having made a constructive advance to the Partnership with respect to such year (a "Class B Limited Partner's Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such year in an amount equal to the sum of (i) the Class B Limited Partner's Credit Shortfall for such year plus (ii) the amount of any recapture, interest or penalty payable by the limited partners and/or holders of beneficial assignee certificates of the Class B Limited Partner (assuming the pass-through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Class B Limited Partner's Credit Shortfall for such year. Class B Limited Partner's Credit Recovery Loans shall be deemed to bear simple (not compounded) interest from the respective dates on which such principal advances shall have been deemed to have been made under this Section 5.1(d)(ii) at 7% per annum. Class B Limited Partner's Credit Recovery Loans shall be repayable by the Partnership as provided in Section 10.2(b), Clause Second.

	(e)(i)	In the event that at any time after the Completion
Date the product of the Apartment Complex's Qualified Basis and its Applicable Percentage is determined by the Accountants, Auditors, the Tax Accountants or the Service to be such that the Apartment Complex will not be eligible to receive Tax Credit in an annual dollar amount of at least $256,031, then (a) the General Partners shall pay to the Class A Limited Partner an amount equal to 85.328% of the product of (A) the difference between (i) $2,560,310 and (ii) the total amount of Tax Credit allocated to the Partnership and (B) .63 and (b) the Class A Limited Partner's Projected Credit for each year shall thereafter be redefined to mean 85.328% of the total amount of Tax Credit so allocated to the Partnership for such year (the "Class A Limited Partner's Revised Projected Credit"). Any amount payable by the General Partners to the Class A Limited Partner pursuant to this
Section 5.1(e)(i) shall, at the option of the Class A Limited Partner, either (i) be applied to the Second Installment or Third Installment, if not yet paid, provided that if such amount payable by the General Partners exceeds the amount of the Second Installment and the Third Installment, then an amount equal to the amount of such excess shall be paid by the General Partners to the Class A Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event, or
(ii) to be paid in its entirety by the General Partners to the Class A Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event.

	(e)(ii)	In the event that at any time after the Completion
Date the product of the Apartment Complex's Qualified Basis and its Applicable Percentage is determined by the Accountants, Auditors, the Tax Accountants or the Service to be such that the Apartment Complex will not be eligible to receive Tax Credit in an annual dollar amount of at least $256,031, then (a) the General Partners shall pay to the Class B Limited Partner an amount equal to 13.672% of the product of (A) the difference between (i) $2,560,310 and (ii) the total amount of Tax Credit allocated to the Partnership and (B) .63 and (b) the Class B Limited Partner's Projected Credit for each year shall thereafter be redefined to mean 13.672% of the total amount of Tax Credit so allocated to the Partnership for such year (the "Class B Limited Partner's Revised Projected Credit"). Any amount payable by the General Partners to the Class B Limited Partner pursuant to this
Section 5.1(e)(ii) shall be paid in its entirety by the General Partners to the Class B Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event.

	5.2	Return of Capital Contributions

	(a)	Failure to Complete and Loss of the Tax Credit.  If (i)
by December 31, 1997 (or any later date fixed by the General
Partners with the Consent of the Investment Limited Partners) less than 48 apartment units in the Apartment Complex shall have been occupied by tenants meeting the terms of both the Minimum Set-Aside Test and the HOME Minimum Set-Aside Test under executed leases which shall have received any necessary MHDC or Lender approvals at rental levels meeting the requirements of the Rent Restriction Test, or (ii) the Partnership shall fail to meet the Minimum Set-Aside Test, the HOME Minimum Set-Aside Test or the
Rent Restriction Test by the close of the first year of the Credit Period and/or fails to continue to meet any such Test at any time during the 60-month period commencing on such date, or
(iii) prior to Permanent Mortgage Commencement, (a) foreclosure proceedings shall have commenced under the Land Mortgage or the Construction Mortgage and such proceedings shall not have been dismissed within 60 days, (b) any of the commitments of MHDC to provide the Permanent Mortgage and/or any subsidy financing shall be terminated or withdrawn and not reinstated or replaced within 90 days with terms equally or more favorable to the Investment
Limited Partners or terms for which the Consent of the Investment Limited Partners and (if required) the approval of MHDC shall have been obtained, or (c) the Construction Lender shall have irrevocably refused to make any further advances under the Construction Mortgage and such decision shall not have been reversed or the Construction Lender replaced within 60 days, or
(iv) if by November 1, 1996 (or any later date fixed by the General Partners with the Consent of the Investment Limited
Partners) the Partnership shall not have received either (a) an extension of the Firm State Reservation or (b) the Carryover
Allocation or other binding allocation of Tax Credits from the authorized agency of the State, or (v) if by December 31, 1996
(or any later date fixed by the General Partners with the Consent of the Investment Limited Partners) the Partnership shall not have received the Carryover Allocation, or (vi) Carryover
Certification shall not have been received by December 31, 1996
(or any later date fixed by the General Partners with the Consent of the Investment Limited Partners), or (vii) the Completion Date shall not have occurred by May 1, 1997 (or any later date fixed by the General Partners with the Consent of the Investment
Limited Partners), or (viii) Permanent Mortgage Commencement shall not have been achieved by May 1, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), or (ix) the Breakeven Point shall not have been achieved by June 30, 1998 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partners), or
(x) if at any time it shall be determined by the Service or by the Tax Accountants that as of December 31, 1996 the Partnership had not incurred capitalizable costs with respect to the Apartment Complex of at least ten per cent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1998, or (xi) if by May 1, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partners) the Investment Limited Partners shall not have received the Cost Certification, then the General Partners shall, within 15 days of the occurrence thereof, send to the Investment Limited Partners and the Special Limited Partner notice of such event and of their obligation to repurchase the Interests of the Investment Limited Partners and the Special
Limited Partner by paying to the Investment Limited Partners and the Special Limited Partner an amount equal to each such Partner's Invested Amount in the event the Investment Limited
Partners and the Special Limited Partner so requires. If either the Investment Limited Partners or the Special Limited Partner elects to require a repurchase of its Interest and the payment to it of an amount equal to its Invested Amount, it shall send notice thereof to the Partnership within 30 days after the mailing date of the General Partners' notice, or at any time after the occurrence of any of the foregoing if the General
Partners shall not have sent such a notice thereof, and the General Partners shall within 30 days thereafter repurchase the Interest of such Partner by paying to such Partner an amount equal to its Invested Amount plus the amount of any third party costs incurred by or on behalf of such Partner in implementing this Section 5.2(a).

	(b)	Lender Disapproval.  If any Lender shall disapprove, or
fail to give any required approval of, the Class A Limited
Partner and/or the Special Limited Partner as a Limited Partner hereunder within 180 days of the First Admission Date or the Class B Limited Partner within 180 days of the execution of this Agreement, then the Partner being disapproved or not approved shall, effective as of such time or such later time as may be selected by the Partner being disapproved or not approved (or such other time as may be specified by the Lender in its disapproval), at the option of the Partner being disapproved or not approved (if not directed by the Lender to withdraw), cease to be a Limited Partner. The General Partners shall, within 10 days of the effective date of the termination pay to the Partner being disapproved or not approved an amount equal to its Invested
Amount plus the amount of any third party costs incurred by or on behalf of such Partner in implementing this Section 5.2(b).

	(c)	Substitution and Indemnification.  Upon the receipt by
the Investment Limited Partners and/or the Special Limited
Partner of the amount due to it pursuant to either Section 5.2(a) or Section 5.2(b), the Interest of such Partner shall terminate, and the General Partners shall indemnify and hold harmless such Partner from any losses, damages, and liabilities to which such Partner (as a result of its participation hereunder) may be subject.

	(d)	Waiver of Repurchase Right.  Each of the Investment
Limited Partners shall have the right to irrevocably waive its right to have its Interest repurchased pursuant to any clause or clauses of Section 5.2(a), or any portion thereof, at any time during which any of such rights shall be in effect. Such a waiver shall be exercised by delivery to the General Partners of a written notice stating that the rights being waived pursuant to any specified clause or clauses of Section 5.2(a), or any specified portion thereof, are thereby waived from that date forward.

	(e)	Additional General Partner.  If the General Partners
shall fail to make on the due date therefor any payment required under Section 5.2(a) or Section 5.2(b), time being of the essence, at any time thereafter the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause itself or its designee to be admitted as an additional General Partner, receiving from the pre-existing General Partners, proportionally out of their Interests, in consideration of $10, a one per cent (1%) interest in the profits, losses, tax credits and distributions of the Partnership, with the Special Limited Partner retaining its status as such and its economic interest in the Partnership as the Special Limited Partner not being effected thereby. Upon any such admission of the Special Limited Partner as an additional General Partner, each of the other General
Partners hereby agrees that all of its rights and powers hereunder as a General Partner shall automatically be irrevocably delegated to the Special Limited Partner pursuant to Section 6.13 without the necessity of any further action by any Partner. Each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute, deliver and file or record any and all documents and instruments on behalf of such Partner and the Partnership as the Special Limited Partner may deem necessary or appropriate in order to effectuate the provisions of this Section 5.2(e) and to allow the additional General Partner to manage the business of the Partnership. The admission of the Special Limited Partner as an additional General Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

                              ARTICLE VI

Rights, Powers and Duties of General Partners

	6.1	Authorized Acts

	Subject to Section 6.2, Section 6.3 and all other provisions of this Agreement, the General Partners for, in the name and on behalf of the Partnership are hereby authorized to do the following in furtherance of the purposes of the Partnership:

	(1)	To acquire by purchase, lease, exchange or otherwise
any real or personal property;

	(2)	To construct, operate, maintain, finance and improve,
and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

	(3)	To borrow money and issue evidences of indebtedness and
to secure the same by mortgage, pledge or other lien on the Apartment Complex or any other assets of the Partnership;

	(4)	To execute the Land, Construction and Permanent
Mortgages, the other Project Documents and all such other documents as the General Partners deem necessary or appropriate in connection with the acquisition, development and financing of the Apartment Complex;

	(5)	To prepay in whole or in part, refinance or modify the
Construction and Permanent Mortgages or any other financing affecting the Apartment Complex;

	(6)	To employ the Management Agent (which, subject to MHDC
approval, may be an Affiliate of the General Partners) and to pay reasonable compensation for its services;

	(7)	To execute contracts with MHDC, the State or any
subdivision or agency thereof or any other government agency to make apartments or tenants in the Apartment Complex eligible for any public-subsidy program;

	(8)	To execute leases of some or all of the apartment units
of the Apartment Complex to a public housing authority and/or to a non-profit corporation, cooperative or other non-profit Entity;
and

	(9)	To enter into any kind of activity and to perform and
carry out contracts of any kind which may be lawfully carried on or performed by a partnership and to file all certificates and documents which may be required under the laws of the State.

	6.2	Restrictions on Authority

	(a)	Notwithstanding any other Section of this Agreement,
the General Partners shall have no authority to (i) knowingly perform any act in violation of applicable law, MHDC or other government regulations, requirements of any Lender, or the Project Documents or (ii) even unknowingly, perform any act in violation of applicable law, MHDC or other government regulations, requirements of any Lender, or the Project Documents if such act would or could materially adversely effect the Apartment Complex, the Partnership or the Investment Limited Partners. In the event of any conflict between the terms of this Agreement and any applicable MHDC or other government regulations or requirements of the Lender, the terms of such regulations or requirements shall govern. Neither shall the General Partners have any authority to do any of the following acts without the Consent of the Investment Limited Partners and the prior written consent of the Special Limited Partner:

	(1)	To have borrowings in excess of $10,000 in the
aggregate at any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated
Loans;

	(2)	To borrow from the Partnership or commingle Partnership
funds with funds of any other Person;

	(3)	Following the Completion Date, to construct any new or
replacement capital improvements on the Apartment Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $10,000 in a single Partnership fiscal year, except (a) replacements and remodeling in the ordinary course of business or under emergency conditions or
(b) construction paid for from insurance proceeds;

	(4)	To acquire any real property in addition to the
Apartment Complex;

	(5)	Following Permanent Mortgage Commencement, to modify
the terms of or refinance the Permanent Mortgage;

	(6)	To rent apartments in the Apartment Complex such that
the Apartment Complex would not meet the requirements of the HOME
Minimum Set-Aside Test, the Minimum Set-Aside Test or the Rent
Restriction Test;

	(7)	To sell, exchange or otherwise convey or transfer the
Apartment Complex or substantially all the assets of the Partnership;

	(8)	To terminate any agreement with MHDC;

	(9)	To cause the Partnership to commence a proceeding
seeking any decree, relief, order or appointment in respect to the Partnership under the federal bankruptcy laws, as now or hereafter constituted, or under any other federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Partnership or for any substantial part of the Partnership's business or property, or to cause the Partnership to consent to any such decree, relief, order or appointment instituted by any Person other than the Partnership;

	(10)	To do any act required to be approved or ratified by
all limited partners under the Uniform Act; or

	(11)	To amend or modify the Management Incentive Agreement.

	(b)	Neither the Investment General Partners nor any
Affiliate thereof shall be given an exclusive right to sell, or exclusive employment to sell, the Apartment Complex.

	6.3	Personal Services

	No General Partner or Affiliate thereof shall receive any salary or other compensation except as may be provided in
Section 6.12 and Article XI hereof or for construction, rehabilitation and/or related services performed by such General Partner or Affiliate in accordance with a reasonable and competitive fee arrangement. Any Partner may engage independently or with others in other business ventures of every nature and description including the ownership, operation, management, syndication and development of competing real estate; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

	6.4	Business Management and Control; Tax Matters Partner

	Subject to the provisions of this Agreement, the General Partners shall have the exclusive right to control the business of the Partnership. The Investment Limited Partners shall have no right to take part in the management or control of the business of the Partnership or to transact any business in the name of the Partnership. No provision of this Agreement which makes the Consent of the Investment Limited Partners a condition for the effectiveness of an action taken by the General Partners is intended, and no such provision shall be construed, to give the Investment Limited Partners any participation in the control of the Partnership business. Each of the Special Limited Partner, the Missouri Limited Partner and the Investment Limited Partners hereby consents to the exercise by the General Partners of the powers conferred on them by law and this Agreement, and the General Partners agree to exercise control of the business of the Partnership only in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in no event may the provisions of this Section 6.4 be invoked by any General Partner or by any other Person as a defense against or as an impediment to the ability of either the Investment Limited Partners or the Special Limited Partner to take any action hereunder. All Partners hereby agree that Jeffrey E. Smith Partnerships, L.C. shall serve as the "Tax Matters Partner." In the case of litigation, the Tax Matters Partner is required to file suit in the United States Tax Court unless the Consent of the Investment Limited Partners is obtained to file suit in the United States Claims Court or the United States District Court. Nothing herein shall be construed to restrict the Partnership from engaging the Auditors to assist the Tax Matters Partner in discharging its duties hereunder. If the General Partner designated as the Tax Matters Partner withdraws from the Partnership, the Partnership shall designate a successor Tax Matters Partner in accordance with Treasury Regulation Sections 301.6231(a)(7)-1(T) or any successor Regulation. The Partnership shall notify the Service of the designation of a successor Tax Matters Partner for such year as well as for all prior years that the Withdrawn General Partner was serving as Tax Matters Partner.

	6.5	Duties and Obligations

	(a)	The General Partners shall manage the affairs of the
Partnership to the best of their ability, shall use their best efforts to carry out the purpose of the Partnership, and shall devote to the Partnership such time as may be necessary for the proper performance of their duties and the business of the Partnership. The General Partners shall promptly take all action which may be necessary or appropriate for the proper development, maintenance and operation of the Apartment Complex in accordance with the provisions of this Agreement, the Project Documents and applicable laws and regulations including, without limitation, funding the Construction and Development Fee to the extent
Capital Contributions are insufficient. The General Partners are responsible for the management and operation of the Partnership, including the oversight of the rent-up and operational stages of the Apartment Complex.

	(b)	The General Partners shall use their best efforts to
cause the Partnership to generate Cash Flow for distribution to the Partners at the maximum realizable level in view of (i) any applicable MHDC and other regulations, (ii) the Minimum Set-Aside Test and the HOME Minimum Set-Aside Test, and (iii) the Rent Restriction Test, and, if necessary, the General Partners shall also use their best efforts to obtain approvals and implementation of appropriate adjustments in the rental schedule of the Apartment Complex.

	(c)	The General Partners shall obtain and keep in force,
during the term of the Partnership, comprehensive casualty insurance, including, but not limited to fire and extended coverage, workmen's compensation and public liability insurance in favor of the Partnership with such companies and with such terms and in such amounts as shall be satisfactory to MHDC, or, if the Apartment Complex is no longer subject to MHDC regulation or requirements, as shall be customary for apartment complexes such as the Apartment Complex.

	(d)	The obligations of the General Partners hereunder shall
be the joint and several obligations of each General Partner.
Except as otherwise provided in Sections 4.5(b) and 7.1, such obligations shall survive any Withdrawal of a General Partner from the Partnership.

	(e)	The General Partners shall establish and maintain
reasonable reserves to provide for working capital needs, improvements, replacements and any other contingencies of the Partnership. At a minimum, the General Partners shall cause the Partnership starting in March 1997, or such earlier time as may be required by MHDC or any Lender, to annually deposit $7,727 from its Cash Flow into replacement reserves; to the extent cash flow (as determined before deduction of this reserve deposit) for any year shall be insufficient to make such deposit in full, the General Partners shall fund such shortfall from their own funds as a Subordinated Loan. The General Partners shall also cause the Partnership to fund an operating reserve of $39,600 and a latent defect guarantee reserve of $35,600. The foregoing reserves may be funded by a letter of credit and may be borrowed against to the extent authorized by MHDC and each Lender. Upon achievement of Breakeven Operations, the General Partners may cause the Partnership to specially distribute to the General Partners any funds in any Partnership or Apartment Complex reserve account, other than the replacement reserve, so long as
(i) the General Partners shall have determined that the retention of the funds to be distributed is no longer needed for Partnership purposes and (ii) the General Partners shall have received the prior written consent of MHDC and each Lender to such distribution, to the extent any such consent is so required. Any such special cash distribution shall be treated as a distribution pursuant to Section 731 of the Code. In all events, disbursements from the foregoing reserves shall be made only after following applicable MHDC and Lender requirements.

	(f)	Each General Partner shall be bound by the Project
Documents, and no additional General Partner shall be admitted if he, she or it has not first agreed to be bound by this Agreement (and assume the obligations of a General Partner hereunder) and by the Project Documents to the same extent and under the same terms as the other General Partners.

	(g)	The General Partners shall take all actions necessary
to ensure that the Class A Limited Partner receives the full amount of the Class A Limited Partner's Projected Credit and that the Class B Limited Partner receives the full amount of the Class B Limited Partner's Projected Credit, including, without limitation, the rental of apartments to appropriate tenants and the filing of annual certifications as may be required. In this regard, the General Partners shall, inter alia, cause (i) the Partnership to satisfy all requirements imposed from time to time under the Code with respect to rental levels and occupancy by qualified tenants by the close of the first year of the Credit
Period so as to permit the Partnership to be entitled to the Tax Credit throughout the compliance period specified in the Code,
(ii) the Partnership will comply with all State Tax Credit monitoring procedures, (iii) all dwelling units in the Apartment Complex to be leased for periods of not less than six months to persons satisfying the Rent Restriction Test, (iv) the Partnership to make all appropriate Tax Credit elections in a timely fashion, and (v) all rental units in the Apartment Complex to be of equal quality with comparable amenities available to low-income tenants on a comparable basis without separate fees.

	(h)	On or before the First Admission Date, the General
Partners shall provide to the Class A Limited Partner either (i) an appraisal of the Apartment Complex prepared by a competent independent appraiser or (ii) completed FmHA Forms 1924-13 (estimate and certificate of actual cost) and 1930-7 (statement of budget, income and expense) or HUD project cost and budget analysis on Form 2264, or any successor FmHA or HUD form, any comparable form of a state or other governmental agency, including any applicable Tax Credit allocation agency, setting forth estimates with respect to construction and mortgage financing costs and initial rental income and operating expense figures for the Apartment Complex.

	(i)	The General Partners shall (i) not store (except in
compliance with all laws, ordinances, and regulations pertaining thereto) or dispose of any Hazardous Material at the Apartment Complex, or at or on any other Site or Vessel owned, occupied, or operated either by any General Partner, any Affiliate of a General Partner, or any Person for whose conduct any General Partner is or was responsible; (ii) neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto); (iii) provide the Investment Limited Partners with written notice (x) upon any General Partner's obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, any Affiliate of a General Partner or any Person for whose conduct any General
Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; (y) upon any General Partner's receipt of any notice to such effect from any federal, state, or other governmental authority; and (z) upon any General Partner's obtaining knowledge of any incurrence of any expense or loss by any such governmental authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss any General Partner may be liable or for which expense or loss a lien may be imposed on the Apartment Complex.

	(j)	The General Partners shall promptly request in writing
of MHDC that MHDC cause the Investment Limited Partners to be named as an "interested party" in the Permanent Mortgage documents, so that MHDC will notify the Investment Limited
Partners of any default or other problem under the Permanent
Mortgage.

	6.6	Representations and Warranties

	The General Partners represent and warrant to the Investment Limited Partners, the Missouri Limited Partner and the Special
Limited Partner as follows:

	(1)	The Partnership is a duly organized limited partnership
validly existing and in good standing under the laws of the State and has complied with all filing requirements necessary for the protection of the Investment Limited Partners, the Missouri
Limited Partner and the Special Limited Partner.

	(2)	No event or proceeding has occurred or is pending or
threatened which would (a) materially adversely affect the Partnership or its properties, or (b) materially adversely affect the ability of the General Partners or any of their Affiliates to perform their respective obligations hereunder or under any other agreement with respect to the Apartment Complex, other than legal proceedings which have been bonded against in such manner as to stay the effect of the proceedings or otherwise have been adequately provided for. This subparagraph shall be deemed to include, without limitation, the following: (x) legal actions or proceedings before any court, commission, administrative body or other governmental authority having jurisdiction over the zoning applicable to the Apartment Complex; (y) labor disputes; and
(z) acts of any governmental authority.

	(3)	No default (or event which, with the giving of notice
or the passage of time or both, would constitute a default) has occurred and is continuing under this Agreement or under any material provision of the Project Documents, and the same are in full force and effect.

	(4)	No Partner or Related Person will bear the Economic
Risk of Loss  with respect to the Permanent Mortgage.

	(5)	The Apartment Complex is being or has been completed in
conformity with the Project Documents. There is no violation by the Partnership or the General Partners of any zoning or similar regulation applicable to the Apartment Complex which could have a material adverse effect thereon, or, to the best of the knowledge of the General Partners after due inquiry, of any environmental or similar regulation applicable to the Apartment Complex which could have a material adverse effect thereon, and the Partnership has complied with all applicable municipal and other laws, ordinances and regulations relating to such construction and use of the Apartment Complex.

	(6)	The Partnership owns good and marketable fee simple
title to the Apartment Complex, subject to no material liens, charges or encumbrances other than those which (a) are permitted by the Project Documents and are noted or excepted in the Title Commitment, or, after the issuance thereof, the Title Policy, and
(b) do not materially interfere with use of the Apartment Complex (or any part thereof) for its intended purpose or have a material adverse effect on the value of the Apartment Complex.

	(7)	The execution and delivery of all instruments and the
performance of all acts heretofore or hereafter made or taken pertaining to the Partnership or the Apartment Complex by each Affiliate of the General Partners which is a corporation have been or will be duly authorized by all necessary corporate or other action, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the charter or by-laws of such Affiliate or any agreement by which such Affiliate or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.

	(8)	Any General Partner which is a corporation (a
"Corporation") has been duly organized, is validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents. Neither the execution and delivery by any Corporation of this Agreement nor the performance of any of the actions of any Corporation contemplated hereby has constituted or will constitute a violation of (a) the articles of organization or by-laws of such Corporation, (b) any agreement by which such Corporation is bound or to which any of its property or assets is subject, or (c) any law, administrative regulation or court decree.

	(9)	Any General Partner which is a limited liability
company (an "LLC") has been duly organized, is validly existing and in good standing under the laws of its state of organization and has all requisite power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents. Neither the execution and delivery by an LLC of this Agreement nor the performance of any of the actions of any LLC contemplated hereby has constituted or will constitute a violation of (a) the articles of organization or the operating agreement of such LLC, (b) any agreement by which such LLC is bound or to which any of its property or assets is subject, or (c) any law, administrative regulation or court decree.

	(10)	No Event of Bankruptcy has occurred with respect to any
General Partner.

	(11)	All accounts of the Partnership required to be
maintained under the terms of the Project Documents, including, but not necessarily limited to, any account for replacement reserves, are currently funded to the levels required by MHDC to the extent required by MHDC.

	(12)	If the only General Partner(s) are one or more
corporation(s) or an LLC, then the General Partner(s) have a net worth which satisfies the 89-12 Requirements.

	(13)	All payments and expenses required to be made or
incurred in order to complete construction of the Apartment Complex in conformity with the Project Documents, to satisfy all requirements under the Project Documents and/or which form the basis for determining the principal sum of the Permanent Mortgage and to pay the Construction and Development Fee have been or will be paid or provided for utilizing only (a) the funds available from the Land Mortgage and the Construction Mortgage, (b) the Capital Contributions of the Limited Partners, (c) the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Second Admission Date, (d) the available net rental income, if any, earned by the Partnership prior to Permanent Mortgage Commencement (to the extent that it is permitted to be used for such purposes by the Lender, (e) any insurance proceeds and (f) the funds furnished by the General Partners pursuant to Sections 6.5(a) and 6.11.

	(14)	The aggregate amount of Tax Credit which is expected to
be allocated by the Partnership to the Investment Limited
Partners is $109,144 for 1997, $253,471 per annum for each of the years 1998 through 2006 (inclusive) and $144,326 for 2007.

	(15)	The Apartment Complex is being developed in a manner
which satisfies and shall continue to satisfy, all restrictions, including tenant income and rent restrictions, applicable to projects generating Tax Credits.

	(16)	The General Partners have provided to the Class A
Limited Partner a complete copy of a "Phase I" hazardous waste site assessment report for the Apartment Complex. To the best of the knowledge of the General Partners after due inquiry, no General Partner, Affiliate of a General Partner or Person for whose conduct any General Partner is or was responsible has ever:
(i) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored (except if such storage was and is at all times in compliance with all laws, ordinances, and regulations pertaining thereto) transported, or disposed of;
(ii) directly or indirectly transported, or arranged for transport, of any Hazardous Material (except if such transport was and is at all times in compliance with all laws, ordinances and regulations pertaining thereto); (iii) caused or was legally responsible for any release or threat of release of any Hazardous Material; (iv) received notification from any federal, state or other governmental authority of (x) any potential, known, or threat of release of any Hazardous Material from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, by any Affiliate of a General Partner, or by any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; or (y) the incurrence of any expense or loss by any such governmental authority or by any other Person in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the Apartment Complex or any such Site or Vessel.

	(17)	To the best of the General Partners' knowledge, no
Hazardous Material was ever or is now stored on (except to the extent any such storage was at all times in compliance with all laws, ordinances, and regulations pertaining thereto), transported, or disposed of on the land comprising the Apartment Complex.

	(18)	The General Partners have fulfilled and will continue
to fulfill all of their duties and obligations under Section 6.5.

	6.7	Liability on the Permanent Mortgage

	Neither any General Partner nor any Related Person shall at any time bear the Economic Risk of Loss for the payment of any portion of any Mortgage, and the General Partners shall not permit any other Partner or any Related Person to bear the Economic Risk of Loss for the payment of any portion of any Mort-gage, except as may be expressly permitted with respect to the Land Mortgage and the Construction Mortgage pursuant to
Article III.

	6.8	Indemnification of the General Partners

	(a)	No General Partner nor any Affiliate thereof shall have
liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of any General Partner or Affiliate thereof if such General Partner or Affiliate thereof in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of such General Partner or Affiliate thereof.

	(b)	A General Partner or any Affiliate thereof may be
indemnified by the Partnership against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with the Partnership, provided that all of the following conditions are met: (i) such General Partner has determined, in good faith, that the course of conduct which caused the loss, judgment, liability, expense or amount paid in settlement was in the best interests of the Partnership; and (ii) such loss, judgment, liability, expense or amount paid in settlement was not the result of negligence or misconduct on the part of such General Partner or Affiliate thereof; and (iii) such indemnification or agreement to hold harmless is recoverable only out of the assets of the Partnership, and not from the Limited Partners.

	(c)	Notwithstanding the above, no General Partner or any
Affiliate thereof performing services for the Partnership or any broker-dealer shall be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving securities laws violations as to the particular indemnitee and the court approves the indemnification of such litigation costs, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such litigation costs or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall, prior to seeking court approval for such indemnification, place before the court the positions of the Securities and Exchange Commission, the Massachusetts Securities Division, the Missouri Securities Commission, the Tennessee Securities Division, and any other applicable state securities administrator with respect to the issue of indemnification for securities law violations.

	(d)	The Partnership shall not incur the cost of the portion
of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

	(e)	The Partnership may indemnify Affiliates of a General
Partner under this Section 6.8 only if the loss involves activity in which such Affiliates acted in the capacity of a General
Partner.

	(f)	For purposes of this Section 6.8 only, the term
"Affiliate" shall mean any Person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by or is under common control with a General Partner;
(ii) owns or controls 10% or more of the outstanding voting securities of a General Partner; (iii) is an officer, director, partner or trustee of a General Partner; or (iv) if a General Partner is an officer, director, partner or trustee, is any company for which such General Partner acts in any such capacity.

	6.9	Indemnification of the Partnership and the Limited
Partners

	(a)	The General Partners will indemnify and hold the
Partnership and the Limited Partners harmless from and against any and all losses, damages and liabilities which the Partnership or any Limited Partner may incur by reason of the (a) past, present or future actions or omissions of the General Partners or any of their Affiliates, or (b) any liabilities to which either the Partnership or the Apartment Complex is subject; provided, however, that the foregoing indemnification shall not apply to
(i) the Land Mortgage, the Construction Mortgage or the Permanent Mortgage or (ii) necessary contractual obligations incurred pursuant to MHDC or Lender requirements in connection with the operation of the Apartment Complex in the ordinary course of business.

	(b)	Notwithstanding the foregoing, no General Partner shall
be liable to a Limited Partner or the Partnership for any act or omission for which the Partnership is required to indemnify such General Partner under Section 6.8.

	(c)	The General Partners shall indemnify, defend, and hold
the Limited Partners harmless from and against any claim brought or threatened against the Limited Partners or loss (as well as from any and all attorneys' fees and expenses incurred in connection with any such claim or loss) on account of the presence of any Hazardous Material at the Apartment Complex. Any claim or loss described in the immediately preceding sentence may be defended, compromised, settled, or pursued by the Limited
Partners with counsel of the Limited Partners' selection, but at the expense of General Partners. Notwithstanding anything else set forth herein, this indemnification shall survive the with-drawal of any General Partner and/or the termination of this Agreement.

	6.10	Operating Deficits

	Subject to the prior written consent of MHDC (if such consent shall be required under applicable MHDC regulations), the General Partners shall be obligated for a period of 120 months from the later to occur of (i) Permanent Mortgage Commencement or
(ii) the Second Admission Date to promptly advance funds to meet operating expenses of the Partnership which exceed operating income available for the payment thereof. In the event that the General Partners shall fail to make any such advances as aforesaid, the Partnership shall utilize amounts (the "Applied Amounts") otherwise payable to the General Partners or Affiliates thereof under Section 6.12 and/or Article X to meet the obligations of the General Partners pursuant to this
Section 6.10. Such utilization of Applied Amounts shall constitute payment and satisfaction of the corresponding amounts payable to the General Partners or Affiliates thereof under
Section 6.12 and/or Article X, with the proceeds thereof being applied to such obligations, and the obligation of the Partnership to make such payments to the General Partners or Affiliates thereof pursuant to Section 6.12 and/or Article X shall be deemed satisfied to the extent thereof. For the purpose of this Section 6.10, all expenses shall be paid on a sixty (60)- day current basis. Moreover, the General Partners may in their sole discretion at any time advance funds to the Partnership to pay operating expenses of the Partnership in order to facilitate the Partnership's compliance with the Rent Restriction Test. All advances pursuant to this Section 6.10 (including any Applied Amounts) shall be Subordinated Loans repayable without interest in accordance with the provisions of Article X. The form and provisions of all Subordinated Loans shall conform to applicable rules and regulations.

	6.11	Obligation to Complete the Construction of the
Apartment Complex

	The General Partners shall complete the construction of the Apartment Complex substantially in accordance with the plans and specifications approved by MHDC and the Lenders and all requirements necessary to obtain the required certificates of occupancy for dwelling units, or cause the same to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, and shall equip the Apartment Complex or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property, including refrigerators and ranges and cause all necessary certificates of occupancy for all apartment units in the Apartment Complex to be obtained, all in accordance with the Project Documents. If the proceeds of the Land, Construction and Permanent Mortgages, the net rental income, if any, of the Apartment Complex generated prior to the later of Permanent Mortgage Commencement or the Second Admission Date and which is permitted by MHDC to be utilized for any of the purposes hereinafter set forth, the Capital Contributions of the Limited Partners, the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Second Admission Date, and any insurance proceeds arising out of casualties prior to the later of Permanent Mortgage Commencement or the Second Admission Date as available from time to time are insufficient to
(i) acquire and complete the construction of the Apartment
Complex and satisfy all other obligations, all as provided in the first sentence of this Section 6.11, (ii) pay the Construction and Development Fee, (iii) arrive at Permanent Mortgage Commencement in conformity with the Project Documents,
(iv) discharge all Partnership liabilities and obligations arising out of any casualty giving rise to any such insurance proceeds, and (v) provide for all other payments and expenses required to be made or incurred through the later of Permanent Mortgage Commencement or the Second Admission Date, including the funding of any reserves required hereunder or under any other Project Document and the repayment in full of all obligations under the Land Mortgage and the Construction Mortgage, the General Partners shall be responsible for and obligated to pay such deficiencies and shall, to the extent permitted under the Project Documents and any applicable regulations or requirements of MHDC, be reimbursed at or prior to the later of Permanent Mortgage Commencement or the Second Admission Date only out of the proceeds designated in this sentence available from time to time after payment of all costs described in this sentence. Any amounts not reimbursed through Permanent Mortgage Commencement or from the proceeds of the Capital Contribution of the Limited Partners as provided in Section 5.1 shall not be reimbursable or otherwise change the Interest of any Person in the Partnership but shall be borne by the General Partners; provided, however, that notwithstanding the foregoing, to the extent any such amounts are properly included in the Partnership's Qualified
Basis and result in an increase in the amount of Tax Credit allocated and available to the Partnership over and above the amount of Tax Credit required in order to achieve State
Designation (1996) and State Designation (1997) ("Includable Items"), the General Partners shall make an additional Capital Contribution in the amount of the Includable Items and the Partnership shall utilize the proceeds of such additional Capital Contribution to pay the Includable Items. In the event that the General Partners shall fail to fund any such deficiency as required by this Section 6.11, an amount not in excess of the Construction and Development Fee due to the General Partners or any of their Affiliates under Section 6.12 or any other provision hereof shall be applied by the Partnership to meet such obligation of the General Partners, and to the extent there shall still be a deficiency, any amounts otherwise payable as the Annual Partnership Management Fee or distributable to the General Partners pursuant to Article X may also be so applied. Any such application of funds as described in the immediately preceding sentence shall constitute a payment of the amount of the Fee or such other item which such funds had been earmarked to pay, and the obligation of the General Partners to advance such amount under this Section 6.11 shall be satisfied to the extent of such application.

	6.12	Certain Payments to the General Partners and Others

	(a) 	In consideration of their consultation, advice and
other services in connection with the construction and development of the Apartment Complex, the Partnership agreed to pay to the General Partners (or their designee) a construction and development fee (the "Construction and Development Fee") in the principal amount of $410,029, which fee shall be earned in full as to each building in the Apartment Complex as of the date that such building is completed. The Construction and Development Fee shall be paid $246,951 from the proceeds of the Loan Advance, $79,509 from the proceeds of the First Installment and $36,278 from the proceeds of the Second Installment and $47,291 from the proceeds of the Third Installment. Any portion of the Construction and Development Fee which shall not have been paid as of the date which is six months after it shall have been earned shall accrue interest at the Applicable Federal Rate in effect at the time earned from the date earned through the date of payment; any such interest shall be payable in accordance with the provisions of Article X.

	(b)	The Partnership shall pay to BCAMLP or an Affiliate
thereof a fee (the "Asset Management Fee") commencing in 1997 for its services in connection with the Partnership's accounting matters relating to the Investment Limited Partners and assisting with the preparation of tax returns and the reports required by
Section 12.7 in the annual amount of the lesser of (i) $1,500 or
(ii) one-half of one per cent (0.5%) of the Aggregate Cost of the Apartment Complex. The Asset Management Fee shall be payable from Cash Flow in the manner and priority set forth in Section 10.2(a); provided, however, that if in any fiscal year commencing with 1997, Cash Flow is insufficient to pay the full amount of the Asset Management Fee, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction as provided in Article X. To the extent Cash Flow in any year is insufficient to pay an Asset Management Fee of at least $750, the amount of such deficiency shall be paid directly by the General Partners to BCAMLP or an Affiliate thereof from their own funds. To the extent that there is sufficient Cash
Flow in any year commencing with 1997 to pay all or a portion of the Asset Management Fee but such amount cannot be paid by the Partnership due to any restrictions on distributions imposed by MHDC, then the amount of the Asset Management Fee payable but for the MHDC restriction shall be paid directly by the General
Partners to BCAMLP or an Affiliate thereof from their own funds.

	(c)	Upon any sale of the Apartment Complex, the General
Partners (or their designee) shall receive a fee for preparing the Apartment Complex for sale (the "Sales Preparation Fee") in an amount equal to five per cent (5%) of the gross sales price of the Apartment Complex. However, notwithstanding the foregoing, the total compensation to all Persons for the sale of the Apartment Complex shall be limited to a Competitive Real Estate Commission, not to exceed six per cent (6%) of the contract price for the sale of the Apartment Complex. The General Partners or their Affiliates may act as exclusive listing agents of the Apartment Complex.

	(d)	The Partnership shall pay to the General Partners a fee
(the "Annual Partnership Management Fee") commencing in 1997 for their services in connection with the administration of the day to day business of the Partnership in an annual amount equal to the lesser of (i) $5,000 per annum or (ii) the excess of (A) one-half of one-percent (0.5%) of the Aggregate Cost of the Apartment Complex over (B) the amount of the Asset Management Fee attributable to such year. The Annual Partnership Management Fee for each fiscal year of the Partnership shall be payable from Cash Flow in the manner and priority set forth in
Section 10.2(a); provided, however, that if any fiscal year commencing with 1997, Cash Flow is insufficient to pay the full amount of the Annual Partnership Management Fee, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction as provided in Article X.

	(e)	The Partnership shall pay to the Management Agent a
management incentive fee (the "Management Incentive Fee") of $11,846.50 per annum (plus accrued interest earned thereon) if such annual fee is earned in accordance with the terms and provisions of the Management Incentive Agreement. The
Partnership will apply funds provided by the Class A Limited Partner to fund the annual Management Incentive Fee. Any funds so applied shall be treated at the time of application as a Conditional Capital Contribution paid by the Class A Limited Partner to the Partnership and then applied by the Partnership to pay the Management Incentive Fee.

	6.13	Delegation of General Partner Authority

	If there shall be more than one General Partner serving hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of his powers or duties hereunder to another General Partner or General Partners.

	Every contract, deed, mortgage, lease and other instrument executed by any General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the Partnership was in existence, (b) this Agreement had not been amended in any manner so as to restrict the delegation of authority among General Partners (except as shown in certificates or other instruments duly filed in the Filing Office) and (c) the execution and delivery of such instrument was duly authorized by the General Partners. Any Person may always rely on a certificate addressed to him and signed by any General Partner hereunder:

	(1)	As to who are the General Partners or Limited Partners
hereunder;

	(2)	As to the existence or nonexistence of any fact which
constitutes a condition precedent to acts by the General Partners or in any other manner germane to the affairs of the Partnership;

	(3)	As to who is authorized to execute and deliver any
instrument or document of the Partnership;

	(4)	As to the authenticity of any copy of this Agreement,
the Certificate and amendments thereto; or

	(5)	As to any act or failure to act by the Partnership or
as to any other matter whatsoever involving the Partnership or any Partner.

6.14	Additional Right of General Partners and Affiliates to
Operate and Further Develop Nearby Property

	The Partners acknowledge that the land on which the Apartment Complex is situated is nearby or adjacent to a parcel
(the "Nearby Land") which is owned or may be acquired by Affiliates of the General Partners.

	The General Partners or their Affiliates may operate and further develop the Nearby Land as an apartment or housing complex or otherwise; provided, however, that the General Partners shall not develop nor permit any other Person or Affiliate to develop any such Nearby Land (or portion thereof) within a one mile radius of the Apartment Complex if such development would materially adversely affect the operation of the Apartment Complex.

	The Partnership shall also be authorized to grant whatever easements may reasonably be necessary for the General Partners or their Affiliates to operate and further develop the Nearby Land, including, but not limited to, easements for right-of-way, ingress and egress, sanitary sewers, storm drains and utilities; provided, however, that the grant or use of such easements shall not in any way diminish the fair market value of the Apartment Complex or disrupt the operations of the Partnership, unless the General Partners shall have obtained the Consent of the Investment Limited Partners thereto. All costs with respect to such easements, including, without limitation, legal, filing and construction costs, shall be borne solely by the General Partners or their Affiliates (other than the Partnership).

                            ARTICLE VII

          Withdrawal of a General Partner; New General Partners

	7.1	Withdrawal

	(a)	No General Partner shall Withdraw from the Partnership
(other than by reason of death or adjudication of incompetence or insanity) or sell, assign or encumber his or its interest without the Consent of the Investment Limited Partners and all the other General Partners, except that if the Special Limited Partner or a designee becomes a General Partner pursuant to Section 4.5(b) or
Section 5.2(e), it shall not require the consent of any other
General Partner to transfer all or any portion of its interest as a General Partner, other than as may be required under the Uniform Act. In the event of any Withdrawal by a General Partner in violation of this Section 7.1, such General Partner, in addition to being subject to any and all other legal remedies which may be pursued by the Partners, shall forfeit to the Special Limited Partner or its designee, such General Partner's Interest and all unpaid fees from the Partnership and shall remain liable for all of the Withdrawing General Partner's obligations under this Agreement. In addition, upon such Withdrawal and transfer, the Special Limited Partner or its designee shall automatically become a General Partner without further action by the Withdrawing General Partner or any other Partner, and each Partner hereby consents to such transfer and to the admission of the Special Limited Partner or its designee as a General Partner in such a situation. Such transfer shall occur automatically upon such Withdrawal without further action by such Withdrawing General Partner.

	(b)	If at any time the only General Partners of the
Partnership shall be one or more corporations or LLCs (or partnerships with corporations as sole general partners), they shall be obligated to have a net worth which satisfies the 89-12 Requirements. If the General Partners shall at any time fail to meet the requirements of this Section 7.1(b), then they shall be deemed to have withdrawn from the Partnership in violation of the provisions of this Section 7.1 and shall be subject to the provisions of Section 7.1(a). Notwithstanding the foregoing, the provisions of the Section 7.1(b) shall not apply to the Special Limited Partner in the event it becomes the sole General Partner.

	7.2	Obligation to Continue

	Upon the Withdrawal of a General Partner, the remaining General Partners shall have the right and obligation to continue the business of the Partnership employing its assets and name, all as contemplated by the Uniform Act. Within 30 days after they obtain knowledge of the Withdrawal of a General Partner, the remaining General Partners shall notify the Investment Limited Partners of such Withdrawal.

	7.3	Withdrawal of All General Partners

	If, following the Withdrawal of a General Partner, there is no remaining General Partner, the Investment Limited Partners, the Special Limited Partner and the Missouri Limited Partner may elect to reconstitute the Partnership and continue the business of the Partnership for the balance of the term specified in
Section 2.4 by selecting a successor General Partner.  The
Missouri Limited Partner hereby delegates to the Special Limited Partner the right to act on its behalf in connection with this paragraph and hereby grants the Special Limited Partner a power of attorney to act on its behalf in connection with this Section
7.3. If the Investment Limited Partners and the Special Limited Partner elect to reconstitute the Partnership pursuant to this
Section 7.3 and admit the designated successor General Partner, the relationship among the then Partners shall be governed by this Agreement.

	7.4	Interest of General Partner After Permitted Withdrawal

	In the event of the Withdrawal of a General Partner not in violation of Section 7.1 and except as otherwise provided in
Section 4.5(b), the Withdrawing General Partner hereby covenants and agrees to transfer to the remaining General Partners or to a successor General Partner selected in accordance with
Section 7.3, as the case may be, such portion of the Withdrawing General Partner's Interest as such remaining or successor General Partners may designate, such transfer to be made in consideration of the payment by the transferee of either the agreed value of such Interest, or if such value is not agreed to, the fair market value of such Interest as determined by a committee of three qualified real estate appraisers, one selected by the Withdrawing General Partner, one selected by the transferee and a third selected by the other two. The portion of the Withdrawing
General Partner's Interest designated to be transferred in accordance with the provisions of this Section 7.4 shall be sufficient to ensure the continued treatment of the Partnership as a partnership under the Code and as a limited partnership under the Uniform Act, and, for the purposes of Article X, shall be deemed to be effective as of the date of Withdrawal, but the Partnership shall not make any distributions to the designated transferee until the transfer has been made. Any holder of any portion of the Interest of a Withdrawing General Partner which is not designated to be transferred to the remaining or successor General Partners pursuant to the provisions of this Section 7.4 shall become an Additional Limited Partner but (i) with the same share of the profits, losses, tax credits, Cash Flow and other distributions to which the holder of such Interest was entitled when held as a General Partner Interest, and (ii) shall not participate in the votes or Consents of the Investment Limited Partners hereunder. The admission of any successor or additional General Partner shall be subject to the consent of MHDC (if required) and the Consent of the Investment Limited Partners.

                            ARTICLE VIII

              Transferability of Limited Partner Interests

	8.1	Assignments

	(a)	Except by operation of law (including the laws of
descent and distribution) or Section 8.1(b), no Limited Partner may assign all or any part of its Interest without the written consent of the General Partners, the giving or withholding of which is exclusively within their discretion.

	(b)	A Limited Partner, without the consent of the General
Partners, may assign to any Person all or any portion of its economic benefits of ownership of its Interest; provided, however, that such assignment shall not be binding on the Partnership until there shall have been filed with the Partnership by registered mail certified copies of an executed and acknowledged assignment and the written acceptance by the assignee of all the terms and provisions of this Agreement; if such assignment and acceptance are not so filed, the Partnership need not recognize such assignment for any purpose. An assignee of a Limited Partner who does not become a Substituted Limited Partner shall have, and shall only have, the right to receive the share of allocations and distributions of the Partnership to which the assigning Limited Partner would have been entitled with respect to the Interest (or portion thereof) so assigned if no such assignment had been made by such Limited Partner. Any assigning Limited Partner whose permitted assignee becomes a Substituted Limited Partner shall thereupon cease to be a Limited Partner and shall no longer have any of the rights or privileges of a Limited Partner. Where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize such assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith.

	(c)	Every assignee of a Limited Partner Interest (or any
portion thereof) who desires to make a further assignment of his Interest shall be subject to all the provisions of this
Article VIII.

	8.2	Substituted Limited Partner

	No Limited Partner shall have the right to substitute an assignee as Limited Partner in its place. Subject to
Section 8.3, the General Partners may, however, in their sole discretion, permit an assignee to become a Substituted Limited Partner. The consent of the General Partners to an assignment of a Limited Partner Interest under Section 8.1 shall not, in and of itself, constitute permission under this Section 8.2.

	Any Substituted Limited Partner shall execute such instrument or instruments as shall be required by the General Partners to signify the agreement of such Substituted Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as a Limited Partner.

	8.3	Restrictions

	(a)	No Disposition may be made if such Disposition would
violate Section 13.1.

	(b)	In no event shall all or any part of a Limited Partner
Interest be Disposed of to a minor (other than to a descendant by reason of death) or to an incompetent.

	(c)	The General Partners may, in addition to any other
requirement they may impose, require as a condition of any Disposition that the transferor (i) assume all costs incurred by the Partnership in connection therewith and (ii) furnish them with an opinion of counsel satisfactory to counsel to the Partnership that such Disposition complies with applicable federal and state securities laws.

	(d)	Any sale, exchange, transfer or other Disposition in
contravention of any of the provisions of this Section 8.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

                           ARTICLE IX

                           Borrowings

	All Partnership borrowings shall be subject to the terms of this Agreement including, but not limited to, the restrictions of
Section 6.2, and may be made from any source, including Partners and their Affiliates. Any Partnership borrowings from any Partner shall be subject to the prior written consent of MHDC (if required under applicable MHDC regulations or requirements). If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not be an increase of such Partner's
Capital Contribution. If any Partner shall so lend monies, such loans shall be an obligation of the Partnership and (except for advances required by Section 6.11 and Subordinated Loans) shall be repayable to such Partner on the same basis and with the same rate of interest as would be applicable to a comparable loan to the Partnership from a third party.

               ARTICLE X -- Profits, Losses, Tax Credits, Distributions and
                            Capital Accounts

	10.1	Profits, Losses and Tax Credits

	(a)	Subject to Section 10.1(c) and Section 10.4 hereof, for
each Partnership fiscal year or portion thereof, (i) all profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and Tax Credits incurred or accrued on or after the Commencement Date, other than those arising from a Capital
Transaction, shall be allocated 85.328% to the Class A Limited
Partner, 13.672% to the Class B Limited Partner and 1% to the
General Partners and (ii) all Missouri Low-Income Housing Tax
Credits allocated on or after the Commencement Date shall be allocated 100% to the Missouri Limited Partner. Notwithstanding the foregoing however, to the extent that the Accountants, the Auditors, the Tax Accountants and/or the Service reach the conclusion that the allocation of 100% of the Missouri Low-Income Housing Tax Credits to the Missouri Limited Partner could lead to the allocation or distribution of any Partnership item in a ratio different from that otherwise provided herein, the allocation of the Missouri Low-Income Housing Tax Credits shall be altered so as to eliminate any such effect upon the allocation or distribution of any other Partnership item.

	(b)	Except as otherwise specifically provided in this
Article, all profits and losses arising from a Capital
Transaction shall be allocated to the Partners as follows:

As to profits:

	First, that portion of profits (including any profits treated as ordinary income for federal income tax purposes) shall be allocated to the Partners who have negative Capital Account balances in proportion to the amounts of such balances, provided that no profits shall be allocated to a Partner under this Clause First to increase any such Partner's Capital Account above zero;

	Second, profits in excess of the amounts allocated under Clauses First above shall be allocated to (i) the Class A Limited Partner in an amount equal to the amount of cash required to pay to the Class A Limited Partner the full amount (including interest) of any Class A Limited Partner's Credit Recovery Loans and (ii) the Class B Limited Partner in an amount equal to the amount of cash required to pay the Class B Limited Partner the full amount (including interest) of any Class B Limited Partner's Credit Recovery Loans; and

	Third, profits in excess of the amounts allocated under Clauses First and Second above shall be allocated to the Partners in the same percentages as cash is distributed under Clause
Eighth of Section 10.2(b).

As to losses:

	First, an amount of losses shall be allocated to the Partners to the extent and in such proportions as shall be necessary such that, after giving effect thereto, the respective balances in all Partners' Capital Accounts shall be in the ratio of 85.328% for the Class A Limited Partner, 13.672% for the Class B Limited Partner and 1% for the General Partners;

	Second, an amount of losses shall be allocated to the Partners until the balance in each Partner's Capital Account equals the amount of his Capital Contribution (after the allocation under Clause First above);

	Third, an amount of losses shall be allocated to the Partners to the extent of and in proportion to such Partners'
Capital Account balances (after the allocations under Clauses
First and Second above); and

	Fourth, any remaining amount of losses after the allocations under Clauses First, Second and Third above shall be allocated to the Partners in accordance with the manner in which they bear the Economic Risk of Loss associated with such loss; provided, however, that in the event that no Partner bears an Economic Risk of Loss, then any remaining losses shall be allocated 85.328% to the Class A Limited Partner, 13.672% to the Class B Limited
Partner and 1% to the General Partners.

	(c)	Notwithstanding the foregoing provisions of
Sections 10.1(a) and 10.1(b), in no event shall any losses be allocated to the Investment Limited Partners, the Missouri Limited Partner, the Special Limited Partner or any additional General Partner admitted pursuant to Section 4.5(b) or Section 5.2(e), if and to the extent that such allocation would cause, as of the end of the Partnership taxable year, the negative balance in such Partner's Capital Account to exceed such Partner's share of Partnership Minimum Gain plus such Partner's share, if any, of Partner Non-Recourse Debt Minimum Gain. Any losses which are not allocated to a Partner by virtue of the application of this
Section 10.1(c) shall be allocated to the General Partners, excluding any General Partner admitted pursuant to Section 4.5(b) or Section 5.2(e). For purposes of this Section 10.1(c), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

	10.2	Cash Distributions Prior to Dissolution

	(a)	Cash Flow

	Subject to Lender approval (if required), Cash Flow for each fiscal year or portion thereof of the Partnership shall be applied as follows:

	First, to the payment of the Asset Management Fee for such year and for any previous year(s) for which it has not been paid in full;

	Second, to the repayment of any Subordinated Loans;

	Third, in an amount not to exceed $5,000 to the payment of any accrued and unpaid interest on the Construction and Development Fee;

	Fourth, in an amount not to exceed the difference between
(i) $5,000 and (ii) the amount of Cash Flow for such year applied under Clause Third above, to the payment of the Annual
Partnership Management Fee attributable to such year;

	Fifth, to the extent in any previous year(s) the General Partners have received less than $5,000 under Clauses Third and Fourth above combined and such deficiency has not previously been paid, then the amount of any such deficiency shall be paid under this Clause Fifth; and

	Sixth, the balance thereof, if any, shall be distributed annually, within 75 days after the end of the fiscal year, 25.855% to the Class A Limited Partner, 4.145% to the Class B Limited Partner and 70% to the General Partners; provided, however, that during such time as MHDC regulations are applicable to the Apartment Complex, the total amount of Cash Flow which may be so distributed to the Partners in respect to any fiscal year shall not exceed such amounts as MHDC regulations permit to be distributed.

	(b)	Distributions of other than Cash Flow

	Prior to dissolution, if the General Partners shall determine from time to time that cash is available for distribution from a Capital Transaction, such cash shall be applied or distributed as follows:

	First, to the payment of all matured debts and liabilities of the Partnership (including, but not limited to, all expenses of the Partnership incident to the Capital Transaction and costs, fees, and commissions incident to the sale of the Apartment Complex), excluding (i) debts and liabilities of the Partnership to Partners or their Affiliates and (ii) all unpaid fees owing to the General Partners or their Affiliates and; to the establishment of any reserves which the General Partners and the Accountants shall deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;

	Second, to the payment to the Class A Limited Partner and the Class B Limited Partner, respectively, of the full amount (including interest) of any Class A Limited Partner's Credit Recovery Loans and/or Class B Limited Partner's Credit Recovery Loans;

	Third, to the payment of any accrued and unpaid Asset
Management Fee;

	Fourth, to the payment of any accrued and unpaid Partnership
Management Fee;

	Fifth, to the repayment of any Subordinated Loans;

	Sixth, to the payment to the General Partner of any accrued and unpaid interest on the Construction and Development Fee;

	Seventh, in the event of the sale of the Apartment Complex, to the payment of the Sales Preparation Fee; and

	Eighth, any balance 25.848% to the Class A Limited Partner, 4.142% to the Class B Limited Partner, .01% to the Special
Limited Partner, 69.99% to the General Partners and .01% to the
Missouri Limited Partner.

	10.3	Distributions Upon Dissolution

	(a)	Upon dissolution and termination, after payment of, or
adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year, including adjustments to Capital Accounts pursuant to Sections 10.1(b) and 10.3(b). In the event that a General
Partner or the Additional Limited Partner has a negative balance in its Capital Account following the liquidation of the Part-nership or such Partner's Interest, after taking into account all Capital Account adjustments for the Partnership taxable year in which such liquidation occurs, such Partner shall pay to the Partnership in cash an amount equal to the negative balance in such Partner's Capital Account. Such payment shall be made by the end of such taxable year (or, if later, within 90 days after the date of such liquidation) and shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with the positive balances in their Capital Accounts.

	(b)	With respect to assets distributed in kind to the
Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such profits and losses shall be allocated to the Partners in accordance with Section 10.1(b), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 10.3(b), "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to Section 7701(g) of the Code), and the Partnership's adjusted basis for such assets as determined under Regulation Section 1.704-1(b). This Section 10.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this Section 10.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partners with the Consent of the Investment Limited Partners.

	10.4	Special Provisions

	(a)	Except as otherwise provided in this Agreement, all
profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, tax credits and cash distributions shared by a class of Partners shall be shared by each such Partner in such class in the ratio of such Partner's paid-in
Capital Contribution to the paid-in Class Contribution of the class of Partners of which such Partner is a member.

	(b)	Notwithstanding the foregoing provisions of this
Article X:

	(i)	If (a) the Partnership incurs recourse obligations or
Partner Non-Recourse Debt (including, without limitation,
Subordinated Loans) or (b) the Partnership incurs losses from extraordinary events which are not recovered from insurance or otherwise (collectively "Recourse Obligations") in respect of any Partnership taxable year, then the calculation and allocation of profits and losses shall be adjusted as follows: first, an amount of deductions attributable to the Recourse Obligations shall be allocated to the General Partners; and second, the balance of such deductions shall be allocated as provided in
Section 10.1(a).

	(ii)	If any profit arises from the sale or other disposition
of any Partnership asset which shall be treated as ordinary income under the depreciation recapture provisions of the Code, then the full amount of such ordinary income shall be allocated among the Partners in the proportions that the Partnership deductions from the depreciation giving rise to such recapture were actually allocated. In the event that subsequently-enacted provisions of the Code result in other recapture income, no allocation of such recapture income shall be made to any Partner who has not received the benefit of those items giving rise to such other recapture income.

	(iii)	If the Partnership shall receive any purchase
money indebtedness in partial payment of the purchase price of the Apartment Complex and such indebtedness is distributed to the Partners pursuant to the provisions of Section 10.2(b) or
Section 10.3, the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Partners in the following manner: On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each class of Partners based on Section 10.2(b) or
Section 10.3, as applicable, treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective classes shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective portions of principal allocated to the respective classes of Partners in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.

	(iv)	Income, gain, loss and deduction with respect to any
asset which has a variation between its basis computed in accordance with Treasury Regulation Section 1.704-1(b) and its basis computed for federal income tax purposes shall be shared among the Partners so as to take account of such variation in a manner consistent with the principles of Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

	(v)	The terms "profits" and "losses" used in this Agreement
shall mean income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership and computed in accordance with Treasury
Regulation Section 1.704-1(b)(2)(iv). Profits and losses for federal income tax purposes shall be allocated in the same manner as set forth in this Article X, except as provided in
Section 10.4(b)(iv).

	(vi)	If there is a net decrease in Partnership Minimum Gain
during a Partnership taxable year, each Partner will be allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during the year, before any other allocation of Partnership items for such taxable year. A Partner shall not be subject to this mandatory allocation of income or gain to the extent that any of the exceptions provided in Treasury Regulation Section 1.704-2(f)(2)-(5) applies. All allocations pursuant to this Section 10.4(b)(vi) shall be in accordance with Treasury Regulation Section 1.704-2(f). This provision is a "minimum gain chargeback" within the meaning of Treasury Regulation 1.704-2(f) and shall be construed so as to be interpreted as such.

	(vii)	If there is a net decrease in Partner Non-Recourse
Debt Minimum Gain during a Partnership taxable year, then each Partner with a share of the minimum gain attributable to such debt at the beginning of such year will be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Non-Recourse Debt Minimum Gain during the year. A Partner is not subject to this Partner Non-Recourse Debt Minimum Gain chargeback to the extent that any of the exceptions provided in Treasury Regulation Section 1.704-2(h)(4) applied consistently with Treasury Regulation Section 1.704-2(f)(2)-(5) applies. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation
Section 1.704-2(i)(4) under Section 704 of the Code.

	(viii)	If a Limited Partner unexpectedly receives (a) an
allocation of loss or deduction or expenditures described in
Section 705(a)(2)(B) of the Code made (1) pursuant to
Section 704(e)(2) of the Code to a donee of an Interest,
(2) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or (3) pursuant to Regulation
Section 1.751-1(b)(2)(ii) as a result of a distribution by the Partnership of unrealized receivables or inventory items or (b) a distribution, and such allocation and/or distribution would cause the negative balance in such Partner's Capital Account to exceed
(i) such Partner's share of Partnership Minimum Gain plus
(ii) the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account plus (iii) such Partner's share of Partner Non-Recourse Debt Minimum Gain with respect to which such Partner or a Related Person to such Partner bears the Economic Risk of Loss, then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate such negative balance as quickly as possible. For purposes of this Section 10.4(b)(viii), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

	(ix)	In the event that any fee payable to any General
Partner or any Affiliate thereof shall instead be determined to be a non-deductible, non-capitalizable distribution from the Partnership to a Partner for federal income tax purposes, then there shall be allocated to such General Partner an amount of gross income equal to the amount of such distribution.

	(x)	In applying the provisions of Article X with respect to
distributions and allocations, the following ordering of priorities shall apply:

	(1) Capital Accounts shall be deemed to be reduced by Qualified Income Offset Items.

	(2) Capital Accounts shall be reduced by distributions of Cash Flow under Section 10.2(a).

	(3) Capital Accounts shall be reduced by distributions from Capital Transactions under Section 10.2(b).

	(4) Capital Accounts shall be increased by any minimum gain chargeback under Section 10.4(b)(vi) or 10.4(b)(vii).

	(5) Capital Accounts shall be increased by any qualified income offset under Section 10.4(b)(viii).

	(6) Capital Accounts shall be increased by allocations of profits under Section 10.1(a).

	(7) Capital Accounts shall be reduced by allocations of losses under Section 10.1(a).

	(8) Capital Accounts shall be reduced by allocations of losses under Section 10.1(b).

	(9) Capital Accounts shall be increased by allocations of profits under Section 10.1(b).

	(xi)	To the maximum extent permitted under the Code,
allocations of profits and losses shall be modified so that the Partners' Capital Accounts reflect the amounts they would have reflected if adjustments required by Sections 10.4(b)(vi), 10.4(b)(vii) and 10.4(b)(viii) had not occurred.

10.5	Authority of the General Partners to Vary Allocations
to Preserve and Protect the Partners' Intent

	(a)	It is the intent of the Partners that each Partner's
distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and items thereof) shall be determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Agreement, the General
Partners are hereby authorized and directed to allocate profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and items thereof) arising in any year differently than otherwise provided for in this Agreement to the extent that allocating profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) in the manner provided for herein would cause the determinations and allocations of each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) not to be permitted by Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 10.5 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Partner shall be required.

	(b)	In making any allocation (the "New Allocation") under
Section 10.5(a), the General Partners are authorized to act only after having been advised in writing by the Tax Accountants that, under Section 704(b) of the Code, (i) the New Allocation is necessary, and (ii) the New Allocation is the minimum modification of the allocations otherwise provided for in this Agreement necessary in order to assure that, either in the then-current year or in any preceding year, each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (or any item thereof) is determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

	(c)	If the General Partners are required by Section 10.5(a)
to make any New Allocation in a manner less favorable to the Limited Partners than is otherwise provided for herein, then the General Partners are authorized and directed, only after having been advised in writing by the Tax Accountants that such an allocation is permitted by Section 704(b) of the Code, to allo-cate profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and any item thereof) arising in later years in such manner so as to bring the allocations of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and each item thereof) to the Limited Partners as nearly as possible to the allocations thereof otherwise contemplated by this Agreement.

	(d)	New Allocations made by the General Partners under
Section 10.5(a) and Section 10.5(c) in reliance upon the advice of the Tax Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partners to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.

                           ARTICLE XI

                         Management Agent

	A.	Subject to Article XI.C., the General Partners shall
have the exclusive right to engage the Management Agent (which may be a General Partner or an Affiliate thereof if approved by
MHDC) to manage the Apartment Complex pursuant to the Management Agreement. The Management Agent shall receive a Management Fee of those amounts payable from time to time by the Partnership to the Management Agent for management services in accordance with a management contract approved by MHDC or, when the Apartment
Complex is not subject to MHDC regulation, in accordance with a reasonable and competitive fee arrangement. In addition, the Management Agent may earn a Management Incentive Fee as described in Section 6.12(e).

 	B.	Notwithstanding the foregoing, however, should the
Investment General Partners or an Affiliate thereof perform property management services for the Partnership, property management, rent-up or leasing fees shall be paid to the Investment General Partners or such Affiliate only for services actually rendered and shall be in an amount equal to the lesser of (i) fees competitive in price and terms with those of non-affiliated Persons rendering comparable services in the locality where the Apartment Complex is located and which could reasonably be available to the Partnership, or (ii) 5% of the gross revenues of the Apartment Complex. No duplicate property management fees shall be paid to any Person.

	C.	If (i) the Management Agent is a General Partner or an
Affiliate of a General Partner, and the Apartment Complex shall be subject to a substantial building code violation which shall not have been cured within six months after notice from the applicable governmental agency or department, or (ii) an Event of Bankruptcy shall occur with respect to the Management Agent, or
(iii) the Management Agent shall commit willful misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement, then, upon request by the Special Limited Partner and subject to MHDC approval, if required, the General Partners must cause the Partnership to promptly terminate the Management Agreement with the Management Agent and appoint a new Management Agent selected by the Special Limited Partner, which new Management Agent shall not be an Affiliate of a General Partner. Each General Partner hereby grants to the Special
Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effectuate the provisions of this Article XI.C. Subject to MHDC approval, if required, the Partnership shall not enter into any future management arrange-ment unless such arrangement is terminable upon the occurrence of the events described in this Article XI.

	D.	The General Partners shall have the duty to manage the
Apartment Complex during any period when there is no Management
Agent.

                            ARTICLE XII

         Books and Records, Accounting, Tax Elections, Etc.

	12.1	Books and Records

	The Partnership shall maintain all books and records which are required under the Uniform Act or by any governmental agency having jurisdiction and may maintain such other books and records as the General Partners in their discretion deem advisable.
Every Limited Partner, or its duly authorized representatives, shall at all times have access to the records of the Partnership at the principal office of the Partnership at any and all reasonable times, and may inspect and copy any of such records.
A list of the names and addresses of all of the Limited Partners shall be maintained as part of the books and records of the Partnership and shall be mailed to any Limited Partner upon request. A reasonable charge for copy work may be charged by the Partnership.

	12.2	Bank Accounts

	The bank accounts of the Partnership shall be maintained in the Partnership's name with such financial institutions as the General Partners shall determine. Withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partners may determine. All deposits (including security deposits and other funds required to be escrowed by MHDC) and other funds not needed in the operation of the business shall be deposited, if required by applicable law and to the extent permitted by applicable MHDC or Mortgage requirements and applicable State law, in interest-bearing accounts or invested in United States Government obligations maturing within one year. The General Partners shall not be obligated to maximize the interest rates received on Partnership funds.

	12.3	Accountants and Auditors

	(a)	The Accountants shall prepare, for execution by the
General Partners, all tax returns of the Partnership. Prior to the filing of the Partnership tax returns, and in no event later than February 1 of each year, the Accountants shall deliver the tax returns for such year to the Tax Accountants for their review and comment. If a dispute arises between the Accountants and the Tax Accountants over the proper preparation of the tax returns and such dispute cannot be resolved by March 1 of such year, then the Tax Accountants shall make the final decision on whether any changes are necessary. The Partnership shall reimburse BCAMLP for all costs and expenses paid to the Tax Accountants for the aforementioned services arising as a result of such a dispute.

	(b)	The Auditors (who may also be the Accountants) shall
audit and certify all annual financial reports to the Partners in accordance with generally accepted auditing standards.

	(c)	In the event that either the Accountants or the
Auditors fail to perform their duties on a timely basis, the Special Limited Partner may require the removal thereof and the Special Limited Partner reserves the right to approve the replacement thereof. If a dispute arises between the Special Limited Partner and the General Partners with respect to the replacement of an Accountant or Auditor, such dispute will be subject to resolution by an arbitration proceeding conforming to the rules of the American Arbitration Association, the decision of which shall be final and binding, and the cost of which shall be borne equally by the Special Limited Partner and the General Partners.

	12.4	Cost Recovery and Elections

	(a)	With respect to all depreciable assets for which cost
recovery deductions are permitted, the Partnership shall elect to use, so far as permitted by the provisions of the Code, accelerated cost recovery methods. However, the Partnership may change to another method of cost recovery if such other method is, in the opinion of the Auditors, more advantageous to the Investment Limited Partners and the limited partners and/or holders of beneficial assignee certificates thereof.

	(b)	Subject to the provisions of Section 12.5, all other
elections required or permitted to be made by the Partnership under the Code shall be made by the General Partners in such manner as will, in the opinion of the Accountants, be most advantageous to the Investment Limited Partners and the limited partners and/or holders of beneficial assignee certificates thereof.

	12.5	Special Basis Adjustments

	In the event of a transfer of all or any part of the Interest of an Investment Limited Partner or a transfer of all or any part of an interest of a partner and/or holder of beneficial assignee certificate of an Investment Limited Partner, the Partnership shall elect, upon the request of the Investment Limited Partners, pursuant to Section 754 of the Code, to adjust the basis of the Partnership property. Any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner or partner thereof. Each Partner will furnish the Partnership all information necessary to give effect to such election.

	12.6	Fiscal Year

	The fiscal and tax year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

	12.7	Information to Partners

	(a) The General Partners shall cause to be prepared and distributed to all Persons who were Partners at any time during a fiscal year of the Partnership:

	(i)	Within forty-five (45) days after the end of each
fiscal year of the Partnership, (A) a balance sheet as of the end of such fiscal year, a statement of income, a statement of partners' equity, and a statement of cash flows, each for the year then ended, all of which, except the Cash Flow statement, shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Auditors containing an opinion of the Auditors, and (B) a report of the activities of the Partnership during the period covered by the report. With respect to any distribution to the Investment Limited Partners, the report called for shall separately identify distributions from (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves, (3) proceeds from disposition of property and investments, (4) lease payments on net leases with builders and sellers, (5) reserves from the gross proceeds of the Capital Contribution of the Investment Limited Partners,
(6) borrowed monies, and (7) transactions outside of the ordinary course of business with a description thereof.

	(ii)	Within thirty (30) days after the end of each fiscal
year of the Partnership, all information which is necessary, in view of the Tax Accountants, for the preparation of the Limited
Partners' federal income tax returns.

	(iii)	Within thirty (30) days after the end of each
quarter of a fiscal year of the Partnership, a report containing:

	(A)	a balance sheet, which may be unaudited;

	(B)	a statement of income for the quarter then ended, which
may be unaudited;

	(C)	a Cash Flow Statement of the quarter then ended, which
may be unaudited;

	(D)	a low-income housing credit monitoring form, rent rolls
and occupancy/rental report in the form specified by BCAMLP; and

	(E)	all other information which would be pertinent to a
reasonable investor regarding the Partnership and its activities during the quarter covered by the report.

	(b)	Within sixty (60) days after the end of each fiscal
year of the Partnership a copy of the annual report to be filed with the United States Treasury concerning the status of the Apartment Complex as low-income housing and, if required, a certificate to the appropriate state agency concerning the same.

	(c)	Upon the written request of the Investment Limited
Partners for further information with respect to any matter covered in item (a) or item (b) above, the General Partners shall furnish such information within 30 days of receipt of such request.

	(d)	Prior to October 15 of each year, the Partnership shall
send to the Investment Limited Partners an estimate of the Investment Limited Partners' share of the tax credits, profits and losses of the Partnership for federal income tax purposes for the current fiscal year. Such estimate shall be prepared by the General Partners and the Auditors.

	(e)	Within 15 days after the end of any calendar quarter
during which

	(i)	there is a material default by the Partnership under
the Project Documents or in payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

	(ii)	any reserve has been reduced or terminated by
application of funds therein for purposes materially different from those for which such reserve was established,

	(iii)	any General Partner has received any notice of a
material fact which may substantially affect further distributions, or

	(iv)	any Partner has pledged or collaterized its Interest in
the Partnership,

the General Partners shall send the Investment Limited Partners a detailed report of such event.

	(f)	After the First Admission Date, the Partnership shall
send to the Investment Limited Partners, on or before the tenth day of each month, the monthly housing credit monitoring form, and copies of all applicable periodic reports covering the status of project operations from the previous period, as may be required by MHDC.

	(g)	On or before May 1 of each of the Partnership's fiscal
years, the Partnership shall send to the Investment Limited
Partners a report on operations, in the form supplied by the Investment Limited Partners.

	(h)	Upon the completion of the construction of the
Apartment Complex, the Partnership shall send to the Investment
Limited Partners a copy of the Form(s) 8609 evidencing the Tax
Credit allocation.

	(i)	If the earlier of (A) the Completion Date or (B) the
date upon which tenants first occupied apartment units in the Apartment Complex shall have occurred six months or more prior to the date upon which the Investment Limited Partners acquired their Interests in the Partnership, then the General Partners shall cause to be prepared and delivered to the Investment
Limited Partners within 60 days of the First Admission Date the following items:

	(i)	An unaudited statement of income of the Partnership for
the year (or such shorter period as there may be from the date of the most recent audited statement of income of the Partnership) ended on the date upon which the Investment Limited Partners acquired its Interest in the Partnership; and

	(ii)	An audited statement of income of the Partnership for
any fiscal year of the Partnership ending between (A) the earlier of (1) the Completion Date or (2) the date upon which tenants first occupied apartment units in the Apartment Complex and
(B) the date upon which the Investment Limited Partners acquired their Interests in the Partnership.

	(j)	If at any time within the first 120 months after the
First Admission Date the General Partners do not cause the Partnership to fulfill its obligations under Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein, the General Partners shall pay as damages the sum of $100 per day for the first 10 days thereafter, $150 per day for the next 10 days thereafter and by an amount increasing by $50 per day each tenth day thereafter (plus interest at a rate equal to the general base rate of interest established by The First National Bank of Boston or its successors and assigns and announced by it as the rate charged by it to its prime commercial customers on short-term unsecured borrowings as its "base rate" from time to time in effect plus 3%) to the Investment Limited Partners until such obligations shall have been fulfilled;
provided, however, that no monetary penalty will accrue if failure of the Partnership to fulfill its reporting obligations is attributable to force majeure. Such damages shall be paid forthwith by the General Partners, and failure to so pay shall constitute a material default of the General Partners hereunder.
In addition, if the General Partners shall so fail to pay, the General Partners shall forthwith cease to be entitled to the Annual Partnership Management Fee and to the payment of any Cash Flow or Capital Transaction proceeds to which they may otherwise be entitled hereunder. Such payments of the Annual Partnership Management Fee, Cash Flow and Capital Transaction proceeds shall be restored only upon the payment of such damages in full, and any amount of such damages not so paid shall be deducted against payments of the Annual Partnership Management Fee, Cash Flow and Capital Transaction proceeds otherwise due to the General
Partners.

	(k)	Within thirty (30) days of the Completion Date, the
General Partners shall prepare, or cause the Auditors to prepare, and deliver to each Limited Partner a Tax Credit basis worksheet for each building in the Apartment Complex, all in a form specified by BCAMLP.

	12.8	Expenses of the Partnership

	(a)	All expenses of the Partnership shall be billed
directly to and paid by the Partnership.

	(b)	Except in extraordinary circumstances, neither the
Investment General Partners nor any Affiliate thereof shall be permitted to contract or otherwise deal with the Partnership for the sale of goods or services or the lending of money to the Partnership or the General Partners, except for (i) management services, subject to the restrictions set forth in Article XI.B.,
(ii) loans made by, or guaranteed by, the Investment General Partners or any of their Affiliates, and (iii) those dealings, contracts or provision of services described in the Investment Partnership Agreements or the Prospectus. Extraordinary circumstances shall only be presumed to exist where there is an emergency situation requiring immediate action and the services required are not immediately available from unaffiliated parties. All services rendered under such circumstances must be rendered pursuant to a written contract which must contain a clause allowing termination without penalty on sixty (60) days' notice. Goods and services provided under such circumstances must be provided at the lesser of actual cost or the price charged for such goods or services by independent parties.

	(c)	In the event extraordinary circumstances arise, the
Investment General Partners and their Affiliates may provide construction services in connection with the Apartment Complex. Neither the Investment General Partners nor any of their Affiliates shall provide such services unless it believes it has adequate staff to do so and unless such provision of goods and construction services is part of its ordinary and ongoing business in which it has previously engaged, independent of the activities of the Investment Limited Partners. Any such services must be reasonable for and necessary to the Investment Limited Partners, actually furnished to the Investment Limited Partners, and provided at the lower of 10% of the construction contract rate with respect to the Apartment Complex or 90% of the competitive price charged for such services by independent parties for comparable goods and services in the same geographic location (except that in the case of transfer agent, custodial and similar banking-type fees, and insurance fees, the compensation, price or fee shall be at the lesser of costs or the compensation, price or fee of any other Person rendering comparable services as aforesaid). Cost of services as used herein means the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel, based on the amount of time such personnel spent on such services or other method of allocation acceptable to the accountants for the Investment Limited Partners.

	(d)	All services provided by the Investment General
Partners or any Affiliate thereof pursuant to Section 12.8(c) must be rendered pursuant to the Investment Partnership Agreements or a written contract which precisely describes the services to be rendered and all compensation to be paid and shall contain a clause allowing termination without penalty upon sixty
(60) days' notice to the Investment General Partners by a vote of a majority in interest of the limited partners and assignees of beneficial interests in the Investment Limited Partners.

	(e)	No compensation or fees may be paid by the Partnership
to the Investment General Partners or their Affiliates except as described in the Investment Partnership Agreements or in the Prospectus.

                           ARTICLE XIII

                         General Provisions

	13.1	Restrictions by Reason of Section 708 of the Code

	No Disposition may be made if the Interest sought to be Disposed of, when added to the total of all other Interests Disposed of within the period of twelve consecutive months prior to the proposed date of the Disposition, could, in the opinion of tax counsel to the Partnership, result in the termination of the Partnership under Section 708 of the Code. This Section 13.1 shall have no application to any required repurchase of the Investment Limited Partners' Interest. Any Disposition in contravention of any of the provisions of this Section 13.1 shall be void ab initio and ineffectual and shall not bind or be recognized by the Partnership. Notwithstanding the foregoing provisions of this Section 13.1, however, the Investment Limited Partners may waive the provisions of this Section 13.1 at any time as to a Disposition or series of Dispositions, and in the event of such a waiver, this Section 13.1 shall have no force or effect upon such Disposition or series of Dispositions.

	13.2	Amendments to Certificate

	Within 120 days after the end of any fiscal year in which the Investment Limited Partners shall have received any distributions under Article X, the General Partners shall file an amendment to the Certificate reducing by the amount of its allocable share of such distribution the amount of Capital Con-tribution of the Investment Limited Partners as stated in the last previous amendment to the Certificate. However, Schedule A shall not be amended on account of any such distribution.

	The Partnership shall amend the Certificate at least once each calendar quarter to effect the substitution of substituted Limited Partners, although the General Partners may elect to do so more frequently. In the case of assignments, where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize the assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith hereunder.

	Notwithstanding the foregoing provisions of this Section 13.2, no such amendments to the Certificate need be filed by the General Partners if the Certificate is not required to and does not identify the Limited Partners or their Capital Contributions in such capacity.

	13.3	Notices

	Any notice called for under this Agreement shall be in writing and shall be deemed adequately given if actually delivered or if sent by registered or certified mail, postage prepaid, to the party for whom such notice is intended at such party's last address of record on the Partnership books. Notice shall be deemed received upon actual receipt or, if receipt shall be refused, upon refusal.

	13.4	Word Meanings

	The words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. References to "Sections" and "Articles" refer to Sections and Articles of this Agreement, unless otherwise specified. References to any Treasury Regulations (permanent or temporary) or Revenue Procedures shall include any successor provisions.

	13.5	Binding Effect

	The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

	13.6	Applicable Law

	This Agreement shall be construed and enforced in accordance with the laws of the State.

	13.7	Counterparts

	This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart.

	13.8	Financing Regulations

	(a)	So long as any of the Project Documents are in effect,
(a) each of the provisions of this Agreement shall be subject to, and the General Partners covenant to act in accordance with, the Project Documents; (b) the Project Documents shall govern the rights and obligations of the Partners, their heirs, executors, administrators, successors and assigns to the extent expressly provided therein; (c) upon any dissolution of the Partnership or any transfer of the Apartment Complex, no title or right to the possession and control of the Apartment Complex and no right to collect the rent therefrom shall pass to any Person who is not, or does not become, bound by the Project Documents and other MHDC documents in a manner satisfactory to MHDC; (d) no amendment to any provision of the Project Documents shall become effective without the prior written consent of MHDC (if required); and
(e) the affairs of the Partnership shall be subject to MHDC regulation and no action shall be taken which would require the consent or approval of MHDC unless the same is first obtained.
No new Partner shall be admitted to the Partnership, and no Partner shall withdraw from the Partnership or be substituted for without the consent of MHDC (if such consent is then required).
No amendment to this Agreement relating to matters governed by MHDC regulations or requirements shall become effective until the prior written consent of MHDC (if required) to such amendment shall have been obtained.

	(b)	Any conveyance or transfer of title to all or any
portion of the Apartment Complex required or permitted under this Agreement shall in all respects be subject to all conditions, approvals and other requirements of MHDC rules and regulations applicable thereto.

	(c)	The Partnership is authorized to execute all documents
required by MHDC with respect to the Partnership's loan, construction, development and operation of the Apartment Complex, subject to the Permanent Mortgage, the Project Documents, and all other agreements with MHDC. All incoming Partners as a condition to receiving Interests, shall, by execution of a counterpart hereof, agree to be bound by such documents in the same manner and on the same terms as the other Partners. Upon the Partnership's dissolution, no title or right to possession and control of the Apartment Complex and no right to collect the rents therefrom shall pass to any Person not bound by such MHDC documents in the same manner as the Partners. If there is any inconsistency between this Agreement and such MHDC documents and regulations, the MHDC documents and regulations shall prevail.

	13.9	Separability of Provisions

	Each provision of this Agreement shall be considered separable and (a) if for any reason any provision is determined to be invalid, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or
(b) if for any reason any provision would cause the Investment Limited Partners to be bound by the obligations of the Partnership (other than the rules and regulations of MHDC and the requirements of any other Lender), such provision or provisions shall be deemed void and of no effect.

	13.10	Paragraph Titles

	All article and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

	13.11	Amendment Procedure

	This Agreement may be amended by the General Partners only with the Consent of the Investment Limited Partners and the prior written consent of the Special Limited Partner.

	13.12	Time of Admission

	Each of the Investment Limited Partners, the Missouri Limited Partner and the Special Limited Partner shall be deemed to have been admitted to the Partnership as of the Commencement Date for all purposes of this Agreement, including Article X; provided, however, that if regulations are issued under the Code or an amendment to the Code is adopted which would require, in the opinion of the Accountants, that the Investment Limited Partner, the Missouri Limited Partner and/or the Special Limited Partner be deemed admitted on a date other than as of the Commencement Date, then the General Partners shall select a permitted admission date which is most favorable to such Limited Partner(s).

	WITNESS the execution hereof under seal effective as of the 1st day of January, 1998.

GENERAL PARTNER:                       CLASS A LIMITED PARTNER:

JEFFREY E. SMITH PARTNERSHIPS,         BOSTON CAPITAL CORPORATE TAX
L.C.                                   CREDIT FUND V, A LIMITED
                                       PARTNERSHIP
By:  /s/Patt Bess
    Pat Bess, Vice President           By:  BCCTC Associates V
                                            its general partner
MISSOURI LIMITED PARTNER:

MISSOURI AFFORDABLE HOUSING                 By:  BCCTC Associates V,
FUND VI, L.P.                                    Inc., its manager

By:	Jeffrey E. Smith	Partnerships, L.C.,         By:/s/Bonnie Kate Fox
	   its general partner                             Bonnie Kate Fox
                                                    Attorney-In-Fact for
    By:  /s/Pat Bess                                John P. Manning,
         Pat Bess, Vice President                   President

SPECIAL LIMITED PARTNER:                CLASS B LIMITED PARTNER:

BCCC, INC.                              BOSTON CAPITAL TAX CREDIT FUND
                                        IV L.P. (SERIES 27)
By:  /s/Bonnie Kate Fox
     Bonnie Kate Fox, Attorney-         By:  Boston Capital Associates IV, L.P.
     In- Fact for John P.                    its general partner
     Manning, President
                                             By:	C&M Associates
                                                 d/b/a Boston Capital
                                                 Associates, its
                                                 general partner

                                                 By:	/s/Bonnie Kate Fox
                                                     Bonnie Kate Fox,
		                                                   Attorney-In-Fact
	                                                    for John P. Manning,
		                                                   a Partner

                              GUARANTY

	The undersigned, Jeffrey E. Smith, individually, and as Trustee of the Jeffrey E. Smith Revocable Inter Vivos Trust, unconditionally jointly and severally guarantee the performance by the General Partners of all their obligations under Sections 5.1, 5.2, 6.5, 6.10, 6.11 and 12.7(j) of the Second Amended and
Restated Agreement of Limited Partnership of Harrisonville Heights, L.P. dated effective as of January 1, 1998 and hereby waive any right to require that any action be brought against any other Person or to require that resort be made to any security prior to enforcement of this guaranty. The obligations of the undersigned hereunder shall be binding upon the respective heirs, executors and legal representatives of the undersigned.
Execution of this Agreement by the undersigned is solely for the purpose of undertaking this guaranty and shall not be deemed to make the undersigned a Partner of the Partnership.

                                       /s/Patt Bess
                                      PAT BESS, AS ATTORNEY-IN-FACT
                                      FOR JEFFREY E. SMITH

                                      JEFFREY E. SMITH REVOCABLE
                                      INTER VIVOS TRUST

                                      By: /s/Patt Bess
                                          Pat Bess, As Attorney-In-Fact
                                          for Jeffrey E. Smith, Trustee

                         HARRISONVILLE HEIGHTS, L.P.

                                 Schedule A
                                   As of
                               January 1, 1998

                                  Total Agreed-To	             Paid-In
General Partner	                Capital Contribution*  	 Capital Contribution*

Jeffrey E. Smith Partnerships,
L.C	                                     $100.00	                  $100.00
11000 South Airport Drive
P.O. Box 7688
Building No. 1, South Wing
Columbia, MO  65205

Missouri Limited Partner

Missouri Affordable Housing Fund VI,
L.P                                  	$220,672.00              $220,672.00
11000 South Airport Drive
P.O. Box 7688
Building No. 1, South Wing
Columbia, MO 65205

Special Limited Partner

BCCC, Inc.	                                $10.00	                 $10.00
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, MA 02108-4406

Class A Limited Partner

Boston Capital Corporate Tax       	$1,257,866.00	           $1,257,866.00
Credit Fund V, A Limited
Partnership
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, MA 02108-4406

Class B Limited Partner

Boston Capital Tax Credit	            $185,529.00	             $185,529.00
Fund IV L.P. (Series 27)
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, MA  02108-4406
_________________
*Paid-In Capital Contribution as of the date of this Schedule A.
Future Installments of Capital Contribution, if any, are subject to adjustment and are due at the times and subject to the conditions set forth in the Agreement to which this Schedule is attached. This Schedule A does not include contingent obligations to fund additional capital contributions, including but not limited to the obligations of the General Partners pursuant to Section 6.11 or the obligation of the Class A Limited
Partner to make Conditional Capital Contribution.

                      HARRISONVILLE HEIGHTS, L.P.

                              EXHIBIT A

                          LEGAL DESCRIPTION

The land is situated in the County of Cass, State of Missouri and is described as follows:

LOT 1, HARRISONVILLE HEIGHTS, A SUBDIVISION IN CASS COUNTY,
MISSOURI, ACCORDING TO THE RECORDED PLAT THEREOF, FILED IN PLAT
BOOK 14 AT PAGE 13.